UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.    )

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Jabil Inc. ________________________________________________________________
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Notice of Annual Meeting of Shareholders

Logistics

When:

Thursday, January 24, 2019, 10:00 a.m. ET

Where:

Jabil Corporate Headquarters

10560 Dr. Martin Luther King Jr. Street N.

St. Petersburg, Florida 33716

Who Can Vote:

Stockholders of record at the close of business on November 30, 2018, may vote at the meeting or any postponements or adjournments of the meeting.

Voting Information

If you are a registered stockholder, you can vote by any of the following methods:

Vote online by going to: www.envisionreports.com/JBL
Scan the QR code on the Notice with your mobile device
1-800-652-VOTE (8683)
Completing, signing and returning your proxy card
In person

Items of Business

Voting Proposal	Board Recommendation
Proposal 1 Elect nine directors to serve until the next annual meeting of stockholders or until their respective successors are duly elected and qualified	FOR each director nominee
Proposal 2 Ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2019	FOR
Proposal 3 Approve (on an advisory basis) Jabil’s executive compensation	FOR

Stockholders also will consider any other matters that may properly come before the meeting.

Record Date and Stock Ownership:

Stockholders of record at the close of business on November 30, 2018 (the “Record Date”) are entitled to notice of, and to vote at, the Annual Meeting. As of the Record Date, 157,986,896 shares of Jabil’s common stock were outstanding. For information regarding security ownership by management and by the beneficial owners of more than 5% of Jabil’s common stock, see “Share Ownership by Principal Stockholders and Management” in the “Beneficial Ownership” section.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on January 24, 2019:

The Notice of Meeting, Proxy Statement, Annual Report to Stockholders and the means to vote online are available at www.envisionreports.com/JBL.

STOCKHOLDERS: YOUR VOTE IS IMPORTANT – PLEASE VOTE.

General Information

We are furnishing our proxy materials to our stockholders primarily via the Internet, instead of mailing printed copies. In doing so, we decrease costs associated with the printing and distribution of our proxy materials and minimize the environmental impact of the proxy solicitation. Accordingly, on or about December 10, 2018, we mailed a Notice to many stockholders which contains instructions for accessing our proxy materials on the Internet and voting online rather than receiving a full set of paper materials. The Notice also contains instructions for requesting a full printed set of the proxy materials.

The enclosed proxy is solicited on behalf of Jabil Inc., a Delaware corporation (references to “Jabil” “Company” “we” “our” or “us” mean Jabil Inc. together with its subsidiaries), for use at the Annual Meeting of Stockholders to be held on Thursday, January 24, 2019, at 10:00 a.m. (ET), and at any adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Jabil’s corporate headquarters located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716.

Revocability of Proxies

Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by

•	delivering to Jabil’s Corporate Secretary a written notice of revocation or a duly executed proxy with a later date,
•	voting via the Internet or telephone at a later date,
•	or attending the Annual Meeting and voting in person.

Solicitation Fees and Expenses

We are making this solicitation and will bear its costs. In addition, we may reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding solicitation materials to beneficial owners. Proxies may also be solicited by certain of our directors, officers and regular employees, without additional compensation, personally or by telephone. While we have not chosen at this time to engage the services of a proxy solicitor to aid in the solicitation of proxies and to verify records relating to the solicitation, should we do so, we will bear all costs of such solicitation of proxies. We anticipate that if we retain the services of a proxy solicitor, we would pay that firm customary fees for those services, which we believe would not be significant.

Quorum; Voting Standards; Abstentions; Broker Non-Votes

A majority of the shares of Jabil common stock outstanding on the Record Date must be present or represented at the Annual Meeting in order to have a quorum for the transaction of business. Shares on which an abstention, a withheld vote or a broker non-vote has occurred will be counted as present for purposes of determining the presence of a quorum.

Each stockholder of record is entitled to one vote for each share of common stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

Our Bylaws provide that the election of our directors in uncontested elections is based on a majority voting standard. In contested director elections, a plurality voting standard will apply. In Proposal 1, we have nominated nine directors for election at the Annual Meeting and, because we did not receive advance notice under our Bylaws of any stockholder nominees for directors, the election of directors is an uncontested election. To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, then the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. For additional information regarding the majority voting standard, see “Majority Voting for Directors.”

Proposals 2 and 3 are approved by an affirmative vote of a majority of the shares present or represented at the Annual Meeting and actually cast on each Proposal. Abstentions and broker non-votes will have no effect on the approval of Proposals 2 and 3.

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Proposal 3 is a non-binding advisory vote.

A “broker non-vote” occurs when a broker or other nominee entity does not vote on a particular proposal because it does not have authority under the New York Stock Exchange (“NYSE”) rules to vote on that particular proposal without receiving voting instructions from the beneficial owner. Therefore, if you own shares through a broker, you must instruct your broker how to vote in order for your vote to be counted.

Voting Results

Votes will be tabulated by the inspector of election appointed for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes.

Voting via the Internet or Telephone

For Shares Directly Registered in the Name of the Stockholder. Stockholders with shares registered directly with Computershare Trust Company, N.A. (“Computershare”), Jabil’s transfer agent, may vote as set forth on the Notice, or, if they received paper copies in the mail of the proxy materials, by mailing in the proxy or via the Internet or telephone as described in the proxy card.

Specific instructions to be followed by any registered stockholder interested in voting via the Internet or telephone are set forth on the Notice or the proxy card. Votes submitted via the Internet or telephone by a registered stockholder must be received by 11:59 p.m. (ET) on January 23, 2019.

For Shares Registered in the Name of a Brokerage or Bank. A number of brokerage firms and banks are participating in a program for shares held in “street name” that offers Internet voting options. This program is different from the program provided by Computershare for shares registered in the name of the stockholder. If your shares are held in an account at a brokerage firm or bank participating in the street name program, you will receive instructions from the holder of record that you must follow in order for your shares to be voted. Votes submitted via the Internet through the street name program must be received by 11:59 p.m. (ET) on January 23, 2019.

Notice and Access. We are delivering proxy materials to many stockholders via the Internet under the Notice and Access rules of the Securities and Exchange Commission (the “SEC”). If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method.

You may elect to receive future notices of meetings and proxy materials electronically via the Internet, if then made available by Jabil. If you have previously consented to Jabil’s Internet delivery program, your consent will remain in effect until you cancel your enrollment, which you are free to do at any time. If you have not yet enrolled in Jabil’s Internet delivery program, we strongly encourage you to do so as it is a cost-effective way for Jabil to send you the proxy materials. Instructions to participate in the Internet delivery program are set forth on the Notice and proxy card. When next year’s proxy materials are available, you may be sent an e-mail telling you how to access them electronically. Please note that, while we are using the rules enacted by the SEC regarding the electronic distribution of proxy materials on websites, as opposed to being mailed, we may decide to change our procedures for the distribution of our proxy materials next year.

If you elect to access these materials via the Internet, you may still request paper copies by contacting your brokerage firm, bank or Jabil.

Deadline for Receipt of Stockholder Proposals

Proposals of stockholders of Jabil that are intended to be presented by such stockholders at Jabil’s 2020 Annual Meeting of Stockholders must be submitted and comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and must be received by Jabil no later than August 14, 2019 in order to be considered for possible inclusion in the Proxy Statement and form of proxy relating to that meeting. Our Bylaws provide that, for any stockholder proposal or director nomination to be properly presented at the 2020 Annual Meeting of Stockholders, whether or not also submitted for inclusion in our Proxy Statement, our Corporate Secretary must receive notice of the matter not less than 120 days prior to the first anniversary of the date of this Proxy Statement, which will be August 14, 2019. The proxy solicited by the Board of Directors for the 2020 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal or director nomination presented at that meeting, unless Jabil is provided with written notice of such proposal by August 14, 2019. Any stockholder proposals or director nominations must be mailed to our corporate headquarters located at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary. Each notice of director nomination must be accompanied by the information required for director nominations as set forth under the “Selection of Nominees for the Board of Directors” section. A nomination or proposal that does not supply adequate information about the nominee or proposal, and the

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stockholder making the nomination or proposal, or that does not otherwise comply with our Bylaws (which are available to stockholders on the Investors — Corporate Governance section of Jabil’s website (www.jabil.com)), will be disregarded.

Eliminating Duplicate Mailings

We have adopted a procedure called “householding” under which we may deliver a single copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to multiple shareholders who share the same address, unless we have received contrary instructions from one or more of the shareholders. This procedure reduces the environmental impact of our annual meetings and printing and mailing costs. Shareholders who participate in householding will continue to be able to vote separately. Upon request, we will promptly deliver a separate copy of the Notice of Internet Availability and, if you requested printed versions by mail, this Proxy Statement and the Annual Report to any shareholder that elects not to participate in householding.

If you receive the Notice and prefer to receive a paper or e-mail copy of the proxy materials, follow the instructions in the Notice for making this request and the proxy materials will be sent promptly to you via the preferred method. If you are receiving more than one copy of the proxy materials at a single address and would like to participate in householding, please contact the bank, broker, or other organization that holds your shares to request information about eliminating duplicate mailings.

Jabil’s Fiscal Year

Jabil’s fiscal year begins on September 1 in a given year and ends on August 31 in the subsequent year. References in this proxy statement to Fiscal 2018 or the 2018 fiscal year mean the period beginning on September 1, 2017 and ending on August 31, 2018.

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Corporate Governance and Board of Director Matters

The affairs of Jabil are managed by the Board of Directors. Each member of the Board is elected at the annual meeting of stockholders each year or appointed by the incumbent Board and serves until the next annual meeting of stockholders and until a successor has been elected and qualified.

Current Members of the Board of Directors

The members of the Board of Directors on the date of this Proxy Statement, and the committees of the Board on which they serve, are identified below:

Director	Audit Committee	Compensation Committee	Nominating & Corporate Governance Committee	Independent
Timothy L. Main, Chairman
Thomas A. Sansone, Vice Chairman			Chair	√
Anousheh Ansari	√			√
Martha F. Brooks		√	√	√
Christopher S. Holland	√			√
Mark T. Mondello
John C. Plant		√		√
Steven A. Raymund	Chair			√
David M. Stout		Chair	√	√

Role of the Board of Directors’ Committees

Audit Committee. The functions of the Audit Committee are described below under the heading “Audit Committee Report.” The current charter of the Audit Committee was adopted on October 18, 2018 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). All of the current members of the Audit Committee are independent within the meaning of SEC regulations, the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines, as was Frank Newman, who served on our Board of Directors and the Audit Committee until his retirement January 25, 2018. The Board of Directors has determined that Messrs. Holland and Raymund are audit committee financial experts within the meaning of the SEC regulations and have accounting and related financial management expertise within the meaning of the listing standards of the NYSE. The Board of Directors has determined that Ms. Ansari is financially literate within the meaning of the listing standards of the NYSE. The Audit Committee met eleven times during fiscal year 2018.

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee is responsible for developing principles relating to corporate governance, including reviewing Jabil’s Corporate Governance Guidelines. In addition, the Nominating and Corporate Governance Committee identifies potential candidates for nomination to the Board of Directors, develops and reviews background information on such candidates and makes recommendations to the Board regarding such candidates. The Nominating and Corporate Governance Committee also evaluates and makes recommendations to the Board in connection with its annual review of director independence and the Board’s performance evaluation. The current charter of the Nominating and Corporate Governance Committee was adopted on October 18, 2018 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Nominating and Corporate Governance Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee met four times during fiscal year 2018.

Compensation Committee. The Compensation Committee assists the Board of Directors in discharging its responsibilities relating to the compensation of Jabil’s executive officers. The Compensation Committee reviews and approves corporate goals and objectives relevant to the compensation of Jabil’s Chief Executive Officer and sets the compensation level of the Chief Executive Officer based on this evaluation. The Compensation Committee also reviews and approves the annual base salaries and incentive compensation of other executive officers. The Compensation Committee is also generally empowered to administer awards outstanding under Jabil’s equity award programs, including

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our 2011 Stock Award and Incentive Plan. The current charter of the Compensation Committee was adopted on October 18, 2018 and is available in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). All of the members of the Compensation Committee are independent within the meaning of the listing standards of the NYSE and Jabil’s Corporate Governance Guidelines. The Compensation Committee met six times during fiscal year 2018.

Risk Oversight

The Board’s Role in Risk Oversight. Jabil faces a variety of different risks, including various operational, financial and other risks. The nature and effect of these risks vary in many ways, including our ability to anticipate and understand the risk, the types of negative impacts that could result if the risk manifests itself, the likelihood that an undesired event or a particular adverse impact would occur, and our ability to control the risk and reduce potential adverse impacts. Particular behaviors can avoid or mitigate some risks, and some risks are unavoidable as a practical matter. The Board takes the potential adverse impact of a risk into consideration when determining the appropriate amount of resources that should be allocated to avoid or mitigate the risk. In some cases, a higher degree of risk may be acceptable because of a greater perceived potential for reward.

The Board oversees risk management directly and through its committees associated with their respective subject matter areas. Generally, the Board oversees risks that may affect the business of Jabil as a whole, including operational matters. The Audit Committee is responsible for oversight of Jabil’s accounting and financial reporting processes and also discusses with management Jabil’s financial statements, internal controls and other accounting and related matters. The Compensation Committee oversees certain risks related to compensation programs, and the Nominating and Corporate Governance Committee oversees certain corporate governance risks. As part of their roles in overseeing risk management, these committees periodically report to the Board regarding briefings provided by management and advisors as well as the committees’ own analysis and conclusions regarding certain risks faced by Jabil. Management is responsible for implementing the risk management strategy and developing policies, controls, processes and procedures to identify and manage risks.

Business and operational risks are considered by the Board in many ways. The Board receives reports from management at least quarterly identifying and discussing various risks facing the Company and its two reporting segments and meets with members of the management team to discuss those risks at least quarterly. Our Chief Executive Officer communicates regularly with the Board on such matters. In addition, the Chief Risk Officer and the internal audit department periodically report to the Audit Committee on their evaluation of management’s effectiveness in addressing risks, by providing a comprehensive review of certain business and related risks, an assessment and ranking of various identified risk items based on their likelihood and the severity of the consequences, including both financial and non-financial impacts, and plans to manage and mitigate such risks. The Chief Risk Officer and the internal audit department also consult with third party sources and advisors regarding certain potential risks facing Jabil and incorporates the results of these consultations in its annual summary. Certain financial risks are identified and discussed during our quarterly and year-end processes. As part of this process, Jabil receives input from a broad range of people, including local and regional facility controllers, regarding financial results, compliance matters, and other matters. Management also reports to the Board at least annually on cybersecurity risks and Jabil’s processes and controls intended to mitigate those risks.

Risks in Compensation Practices. Jabil regularly conducts risk assessments of its compensation policies and practices for its employees, including those relating to its executive compensation programs. Our programs contain various mitigating factors to ensure our employees, including the NEOs, are not encouraged to take unreasonable risks in managing the business. These factors include:

•	Annual cash incentives and vesting for performance-based long-term awards using financial measures with sliding scales, which provide lower payments for lower performance and higher pay for higher performance but set maximum payouts at 200% of the target levels for cash incentives and 150% to 200% of the target levels for performance-based equity awards.
•	For most cash incentive participants, performance metrics focused primarily on the use of reportable and broad-based financial metrics, including a mixture of consolidated and business-specific goals, with no single factor receiving an excessive weighting.
•	A mix of time-based and performance-based equity awards for senior management to avoid having a relatively high percentage of compensation tied to one element. We believe that time-based equity awards should reduce risky behavior because these awards are designed to retain employees and are earned over time.
•	A balance of short-term and long-term compensation creating diverse time horizons.
•	A relatively high degree of difficulty of performance targets.
•	Relatively long performance measurement periods to encourage long-term, rather than short-term, performance.

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•	Minimum stock ownership requirements for our executive officers and directors to, among other things, encourage them to act in a manner consistent with the long-term interests of our stockholders.
•	Oversight of programs by a group of functions within Jabil.
•	Advice from outside advisors who are knowledgeable regarding various compensation policies and their associated risks.
•	Adoption of a clawback policy that allows us to recover performance-based compensation paid to executive officers on the basis of certain inaccurate financial results.

Based upon the assessments, we believe that our compensation policies and practices do not encourage excessive or unreasonable risk taking and are not reasonably likely to have a material adverse effect on Jabil.

Leadership Structure of the Board

The Board of Directors does not currently have a policy on whether the same person should serve as both the Chief Executive Officer and Chairman of the Board or, if the roles are separate, whether the Chairman should be selected from the non-employee directors or should be an employee. The Board believes that it should have the flexibility to make these determinations from time to time in the way that it believes best to provide appropriate leadership for Jabil. Our current Chairman, Mr. Main, is not an officer. Mr. Main has served as our Chairman since January 2013 and he was our Chief Executive Officer from 2000 until March 2013.

Executive Sessions

Our “independent” directors (as determined under the listing standards of the NYSE) meet at least once annually in executive session without any of our management present. Mr. Sansone, Vice Chairman, presides at such meetings. See “Communication with the Board of Directors” for the method for interested parties to make their concerns known to an independent director, or to the independent directors as a group.

Corporate Governance Guidelines

The full text of the Corporate Governance Guidelines can be found in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). The Corporate Governance Guidelines reflect the principles by which Jabil and its Board of Directors operate. The Nominating and Corporate Governance Committee interprets the Corporate Governance Guidelines and determines whether actions taken are in compliance with these Guidelines.

Board Diversity

The Board of Directors and the Nominating and Corporate Governance Committee consider diversity in the selection of nominees, utilizing a broad meaning of the term to include a nominee’s background, experience, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits desirable in achieving an appropriate group of qualified individuals to advance our long-term business interests. Diversity is noted to be a factor for consideration of nominees for director in our Corporate Governance Guidelines.

Director Stock Ownership Requirements

The Corporate Governance Guidelines require directors to accumulate, within five years of joining the Board, at least the number of shares of company stock equal to such director’s most recent annual Board membership cash fee (for the avoidance of doubt, this does not include any additional fees for Committee or Chair service), multiplied by five. The following forms of ownership are counted towards a director’s compliance with this requirement:

•	shares deemed to be beneficially owned under federal securities laws;
•	unvested time-based restricted stock shares;
•	shares subject to unvested time-based restricted stock unit awards; and
•	other forms of ownership approved by the Board or a committee thereof.

If a director does not achieve the applicable stock ownership minimum by the applicable deadline or any time thereafter, the director will be required to retain at least half of the net shares following option exercise or restricted stock or restricted unit award vesting that remain after shares are sold or netted to pay any applicable option exercise prices and withholding taxes.

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Selection of Nominees for the Board of Directors

One of the tasks of the Nominating and Corporate Governance Committee is to identify and recruit candidates to serve on the Board of Directors. The Nominating and Corporate Governance Committee is responsible for providing a list of director nominees to the Board for nomination at each annual meeting of stockholders. The Nominating and Corporate Governance Committee will consider nominees for Board membership suggested by its members and other Board members, as well as nominees identified by management and stockholders. The Nominating and Corporate Governance Committee may at its discretion retain a third-party executive search firm to identify potential nominees. Jabil’s Chief Executive Officer is included, on a non-voting basis, in the process of identifying candidates. A prospective nominee will be evaluated against the standards and qualifications set out in Jabil’s Corporate Governance Guidelines. The Nominating and Corporate Governance Committee will take into account many factors in evaluating a prospective nominee, including, among other things, having integrity and being accountable, being able to exercise informed judgment, being financially literate, having high performance standards, and adding to the Board’s diversity of backgrounds, experiences, skills, accomplishments, financial expertise, professional interests, personal qualities and other traits.

The Nominating and Corporate Governance Committee will consider nominees recommended by stockholders. While the Nominating and Corporate Governance Committee has not established a minimum number of shares that a stockholder must own in order to present a nominating recommendation for consideration, or a minimum length of time during which the stockholder must own its shares, the Nominating and Corporate Governance Committee will consider the size and duration of a recommending stockholder’s ownership interest in Jabil. The Nominating and Corporate Governance Committee will only consider recommendations of nominees who satisfy the minimum qualifications prescribed from time to time by the Nominating and Corporate Governance Committee or the full Board of Directors for Board candidates, including that a director must represent the interests of all stockholders and not serve for the purpose of favoring or advancing the interests of any particular stockholder group or other constituency.

All stockholder director nominee recommendations must be in writing, addressed to the Nominating and Corporate Governance Committee in care of Jabil’s Corporate Secretary at Jabil’s corporate headquarters, at 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, FL 33716. Submissions must be made by mail, courier or personal delivery. E-mailed submissions will not be considered. If a recommendation is submitted by a group of two or more stockholders, the information described below regarding recommending stockholders must be submitted with respect to each stockholder in the group. Acceptance of a recommendation from one or more stockholders for consideration by the Nominating and Corporate Governance Committee does not imply that the Nominating and Corporate Governance Committee will nominate the recommended candidate. In addition to proposing nominees for consideration to the Nominating and Corporate Governance Committee, stockholders may also directly propose nominees for consideration at an annual meeting of stockholders. The requirements and procedures to be followed by stockholders for directly nominating directors are discussed under “Deadline for Receipt of Stockholder Proposals.”

A director nominee recommendation must be accompanied by the following information concerning each recommending stockholder:

•	the name and address, including telephone number, of the recommending stockholder;
•	the number of Jabil’s shares owned by the recommending stockholder and the time period for which such shares have been held;
•	if the recommending stockholder is not a stockholder of record, a statement from the record holder of the shares (usually a broker or bank) verifying the holdings of the stockholder and a statement from the recommending stockholder of the length of time that the shares have been held (alternatively, the stockholder may furnish a current Schedule 13D, Schedule 13G, Form 3, Form 4 or Form 5 filed with the SEC reflecting the holdings of the stockholder, together with a statement of the length of time that the shares have been held); and
•	a statement from the recommending stockholder as to whether the recommending stockholder has a good faith intention to continue to hold the reported shares through the date of Jabil’s next annual meeting of stockholders.

A director nominee recommendation must be accompanied by the following information concerning the proposed nominee:

•	the information required by Item 401 of SEC Regulation S-K (generally providing for disclosure of the name, address, any arrangements or understanding regarding nomination and five-year business experience of the proposed nominee, as well as information regarding certain types of legal proceedings within the past ten years involving the nominee);
•	the information required by Item 403 of SEC Regulation S-K (generally providing for disclosure regarding the proposed nominee’s ownership of securities of Jabil);

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•	the information required by Item 404 of SEC Regulation S-K (generally providing for disclosure of transactions between Jabil and the proposed nominee valued in excess of $120,000 and certain other types of business relationships with Jabil);
•	a description of the relationships between the proposed nominee and the recommending stockholder and any agreements or understandings between the recommending stockholder and the nominee regarding the nomination;
•	a description of all relationships between the proposed nominee and any of Jabil’s competitors, customers, suppliers, labor unions or other persons with special interests regarding Jabil known to the recommending stockholder or director in Jabil’s filings with the SEC;
•	a statement supporting the recommending stockholder’s view that the proposed nominee possesses the minimum qualifications prescribed by the Nominating and Corporate Governance Committee for nominees or directors from time to time, including those that may be set forth in Jabil’s Corporate Governance Guidelines, and briefly describing the contributions that the nominee would be expected to make to the Board of Directors and to the governance of Jabil;
•	a statement as to whether, in the view of the recommending stockholder, the nominee, if elected, would represent all stockholders and not serve for the purpose of advancing or favoring any particular stockholder or other constituency of Jabil; and
•	the consent of the proposed nominee to be interviewed by the Nominating and Corporate Governance Committee, if the Nominating and Corporate Governance Committee chooses to do so in its sole discretion (and the recommending stockholder must furnish the proposed nominee’s contact information for this purpose), and, if nominated and elected, to serve as a director of Jabil.

Majority Voting for Directors

Our directors are elected in uncontested elections by a majority vote. In contested director elections, a plurality voting standard will apply, which means the nominees receiving the greatest number of votes will be elected to serve as directors.

To be elected in an uncontested election, the votes “for” a director must exceed 50% of the votes actually cast with respect to the director’s election. Votes actually cast include votes where the authority to cast a vote for the director’s election is explicitly withheld and exclude abstentions with respect to that director’s election, so abstentions and any broker non-votes will have no effect on the election of directors. If an incumbent director does not receive more than 50% of the votes actually cast, the incumbent director will promptly tender his or her conditional resignation following certification of the vote. The Nominating and Corporate Governance Committee will consider the resignation offer and recommend to the Board of Directors whether to accept such offer. The Board will act on the recommendation within 90 days following the recommendation. Thereafter, the Board will promptly disclose its decision whether to accept the director’s resignation offer (and the reasons for rejecting the offer, if applicable) in a Current Report on Form 8-K or by a press release. If the Board does not accept the resignation, the director will continue to serve until the next annual meeting and until a successor has been elected and qualified or until his or her earlier death, resignation or removal. If the Board accepts the resignation, then the Board, in its sole discretion, may fill any resulting vacancy or may decrease the size of the Board.

The election of directors at this year’s Annual Meeting is an uncontested election and thus the majority voting standard applies.

Determinations of Director Independence

The Board of Directors periodically undertakes a review of director independence. For a director to be considered independent, the Board must determine that the director does not have a material relationship with Jabil and is otherwise independent under the listing standards of the NYSE. As required by the NYSE listing standards, the Board considers all material relevant facts and circumstances known to it in making an independence determination, both from the standpoint of the director and from that of persons or organizations with which the director has an affiliation. As a result of this review, the Board determined that the following seven of nine directors are independent: Anousheh Ansari, Martha F. Brooks, Christopher S. Holland, John C. Plant, Steven A. Raymund, Thomas A. Sansone and David M. Stout. Mr. Newman, who retired from the Board in January 2018 was also independent. Mr. Mondello is not considered to be independent because he currently serves as our Chief Executive Officer and Mr. Main is not considered to be independent because one of his immediate family members is a senior vice president of Jabil.

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Board of Directors Meetings during Fiscal Year 2018

The Board of Directors held a total of eight meetings during fiscal year 2018, four of which were two-day meetings. Each member of the Board attended or participated in at least 75% or more of the aggregate of (i) the total number of meetings of the Board held during fiscal year 2018 and (ii) the total number of meetings held by each committee of the Board on which such director served during fiscal year 2018. The Chairman of the Board presides over all meetings of the Board.

Policy Regarding Attendance at Annual Meeting of Stockholders

Jabil’s Corporate Governance Guidelines require all directors to endeavor to attend all annual meetings of stockholders, absent unanticipated personal or professional obligations which preclude them from doing so. To facilitate such attendance, Jabil schedules a regular meeting of the Board of Directors on the same date as the annual meeting. All of Jabil’s directors attended the previous Annual Meeting of Stockholders.

Communication with the Board of Directors

Communications directed to any director, or any group of directors, must be in writing and mailed to 10560 Dr. Martin Luther King, Jr. Street North, St. Petersburg, Florida 33716, Attention: Corporate Secretary.

Jabil’s Corporate Secretary reviews all such correspondence and forwards to the Board of Directors copies of all correspondence that, in the opinion of the Corporate Secretary, deals with the functions of the Board or committees thereof or that the Corporate Secretary otherwise determines requires their attention. Concerns relating to accounting, internal controls or auditing matters received by the Corporate Secretary are promptly brought to the attention of the Chairman of the Audit Committee and are handled in accordance with procedures established by the Audit Committee with respect to such matters.

Code of Conduct

Jabil has adopted a worldwide Code of Conduct, applicable to all directors, officers and employees, including our Chief Executive Officer and our Chief Financial Officer. The Code of Conduct meets the requirements of a “code of ethics” as defined by Item 406 of Regulation S-K, as well as the requirements of a “code of business conduct and ethics” under the New York Stock Exchange listing standards. The Code of Conduct covers topics including, but not limited to, conflicts of interest and confidentiality of information. A copy of the Code of Conduct can be found in the Investors — Corporate Governance section of Jabil’s website (www.jabil.com). Amendments to, or waivers of the provisions of, the Code of Conduct, if any, made with respect to any of our directors and executive officers will be posted on our website.

Compensation Committee Interlocks and Insider Participation

Jabil’s Compensation Committee is currently composed of Ms. Brooks, Mr. Plant and Mr. Stout. No member of the Compensation Committee who served during fiscal year 2018 is currently or was formerly an officer or an employee of Jabil or its subsidiaries. There are no compensation committee interlocks and no insider participation in compensation decisions that are required to be reported under the rules and regulations of the Exchange Act.

Related Party Transactions

Related Party Transactions Policy. Our Board of Directors has adopted a written policy governing the approval of related party transactions. “Related Party Transactions” are transactions in which Jabil is a participant, the amount involved exceeds $120,000 and a “Related Party” had, has or will have a direct or indirect material interest. “Related Parties” are Jabil’s directors (including any nominees for election as directors), its executive officers, any stockholder who beneficially owns more than 5% of Jabil’s outstanding common stock, and any firm, corporation, charitable organization or other entity in which any of the persons listed above is an officer, general partner or principal or in a similar position or in which the person has a beneficial ownership interest of 10% or more. Under the Related Party Transactions Policy, Jabil’s General Counsel (or its Chief Executive Officer if the related party is the General Counsel or an immediate family member of the General Counsel) will review potential Related Party Transactions to determine if they are subject to the Policy. If so, the transaction will be referred to the Audit Committee for approval or ratification. If, however, the General Counsel determines that it is not practical to wait until the next Audit Committee meeting, the Audit Committee Chair shall have the authority to act on behalf of the Audit Committee in approving or ratifying a Related Party Transaction (unless the Audit Committee Chair is a Related Party in the Related Party Transaction). In determining whether to approve a Related Party Transaction, the Audit Committee (or, as applicable, the Audit Committee Chair) will consider, among other things, the benefits of the transaction to Jabil, the potential effect of entering into the transaction on a director’s independence, the availability of other sources for the products or services, the terms of the transaction and the terms available to unrelated

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third parties generally. The Audit Committee has authority to administer the Related Party Transactions Policy and to amend it as appropriate.

Certain Related Party Transactions.  Charles A. Main III, a brother of Timothy L. Main, a director of Jabil and its former Chief Executive Officer and President, is employed by Jabil as Senior Vice President, Business Development. His compensation for fiscal year 2018 was $1,548,261, which includes the amount of his base salary and annual cash bonus, the grant date fair value of equity awards issued under our long-term incentive plan, a contribution by Jabil on his behalf to his 401(k) plan account, the amount of certain expatriate benefits related to his international position and other benefits applicable to all Jabil officers.

Director Compensation

It is the general practice of the Board that compensation for non-management directors be a mix of cash and equity. For fiscal year 2018, the non-management directors received the following annual retainers, payable in cash quarterly:

Position	Annual Retainer ($)
Board membership fee (non-management directors only)	60,000
Chairman of the Board	150,000
Audit Committee – Chair	30,000
Audit Committee – other members	15,000
Compensation Committee – Chair	25,000
Compensation Committee – other members	10,000
Nominating and Corporate Governance Committee – Chair	10,000
Nominating and Corporate Governance Committee – other members	5,000

No director currently receives any additional cash compensation for attendance at Board or committee meetings. Directors are entitled to reimbursement for expenses incurred in connection with their attendance at Board and committee meetings.

In addition, non-employee directors annually receive an equity award under the 2011 Stock Award and Incentive Plan. For fiscal year 2018, all non-employee directors other than Mr. Holland were granted an equity award with a value of approximately $210,000, rounded to the nearest 100 shares, determined based on Jabil’s closing price on the date of grant. As a result, Messrs. Main, Sansone, Newman, Plant, Raymund and Stout and Mmes. Ansari and Brooks received 7,500 time-based RSUs, which vested on October 19, 2018. Mr. Holland received a pro-rata award when he joined the Board on January 25, 2018 valued at approximately $157,500, determined as noted above, which resulted in Mr. Holland receiving 5,900 time-based RSUs, which are expected to vest on January 25, 2019.

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The following table summarizes the compensation of our directors for fiscal year 2018:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	All Other Compensation ($)(2)	Total ($)
Timothy L. Main	210,000	208,875	3,072	421,947
Thomas A. Sansone	70,000	208,875	3,072	281,947
Anousheh Ansari	75,000	208,875	3,072	286,947
Martha F. Brooks	75,000	208,875	3,072	286,947
Christopher S. Holland(3)	56,250	157,500	---	213,750
Mark T. Mondello(4)	---	---	---	---
Frank A. Newman(5)	31,250	208,875	3,072	243,197
John C. Plant	70,000	208,875	3,072	281,947
Steven A. Raymund	90,000	208,875	3,072	301,947
David M. Stout	90,000	208,875	3,072	301,947
(1)	Amounts shown under the Stock Awards column reflect the aggregate grant date fair value of the award pursuant to Accounting Standards Codification, Topic 718 (ASC 718). For Messrs. Main, Sansone, Newman, Plant, Raymund and Stout and Mmes. Ansari and Brooks, this amount was determined by multiplying the total number of RSUs awarded (7,500) by the closing stock price on the grant date, October 19, 2017 ($27.85). For Mr. Holland, the amount was determined by multiplying the total number of RSUs awarded (5,900) by the closing stock price on the grant date, January 25, 2018 ($26.79). In each case this amount is the aggregate amount of expense that has been or will be recognized by us for financial statement reporting purposes in accordance with ASC 718 over the requisite service period of the award granted. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2018. As of October 31, 2018, the Measurement Date, each nonemployee director held 8,800 shares subject to outstanding, unvested RSUs. Subject to their terms, these awards are expected to vest on October 18, 2019. In addition, Mr. Holland held 5,900 shares subject to outstanding, unvested RSUs expected to vest subject to their terms on January 25, 2019.
(2)	Cumulative dividend equivalents paid upon the vesting of restricted stock units on October 19, 2017.
(3)	Mr. Holland was elected to the Board on January 25, 2018.
(4)	As Chief Executive Officer of the Company, Mr. Mondello does not receive any separate compensation for his service on the Board. Please see the Fiscal Year 2018 Summary Compensation Table for a summary of the compensation received by Mr. Mondello with respect to fiscal year 2018.
(5)	Mr. Newman retired from the Board on January 25, 2018.

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Beneficial Ownership

Share Ownership by Principal Stockholders and Management

The following table sets forth the beneficial ownership of common stock of Jabil as of the Measurement Date by: (i) each of Jabil’s directors and nominees for director; (ii) each of the named executive officers (“NEOs”) listed in the Summary Compensation Table; (iii) all current directors and executive officers of Jabil as a group; and (iv) each person known by Jabil to beneficially own more than five percent of the outstanding shares of its common stock. The number and percentage of shares beneficially owned is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares as to which the individual has the right to acquire beneficial ownership within 60 days of the Measurement Date through the exercise of any stock option or other right. Unless otherwise indicated in the footnotes, each person has sole voting and investment power (or shares such powers with his or her spouse) with respect to the shares shown as beneficially owned. A total of 160,738,414 shares of Jabil’s common stock were outstanding as of the Measurement Date.

	Number of	Percent of
Principal Stockholders:	Shares	Total
BlackRock Inc.(1)	15,673,789	9.75%
55 East 52nd Street, New York, NY 10055
The Vanguard Group, Inc.(2)	14,943,161	9.3%
100 Vanguard Boulevard, Malvern, PA 19355
FMR LLC(3)	11,409,514	7.10%
245 Summer Street, Boston, MA 02210
Bill Morean(4)	9,000,954	5.6%
2201 4th Street N., Unit 201, St. Petersburg, FL 33704

Directors and Director Nominees:
Anousheh Ansari	25,600	*
Martha F. Brooks(5)	98,030	*
Christopher S. Holland	5,900	*
Timothy L. Main(6)	314,583	*
Mark T. Mondello(7)	561,839	*
John C. Plant	25,600	*
Steven A. Raymund	184,288	*
Thomas A. Sansone(8)	2,303,645	1.4%
David M. Stout	81,600	*
Named Executive Officers (other than Mr. Mondello):
Forbes I.J. Alexander(9)	238,902	*
William E. Peters(10)	228,616	*
Steven D. Borges	88,632	*
Kenneth Wilson	15,440	*
All current directors and executive officers as a group (22 persons)(11)	4,723,771	2.9%

*Less than one percent.

(1)	Derived from a Schedule 13G/A filed by BlackRock, Inc. (“BlackRock”) on January 25, 2018, reporting beneficial ownership as of December 31, 2017. According to the Schedule, BlackRock had sole voting power over 14,746,669 shares and sole dispositive power over 15,673,789 shares.
(2)	Derived from a Schedule 13G/A filed by The Vanguard Group (“Vanguard”) on February 9, 2018, reporting beneficial ownership as of December 31, 2017. According to the Schedule, Vanguard had sole voting power over 91,445 shares, shared voting power over 19,035 shares, sole dispositive power over 14,844,207 shares and shared dispositive power over 98,954 shares.
(3)	Derived from a Schedule 13G/A filed by FMR LLC (“FMR”) on April 10, 2018, reporting beneficial ownership of FMR and its Chairman and CEO, Abigail P. Johnson, of 11,409,514 shares as of December 31, 2017. According to the Schedule (a) members of the Johnson family, directly or through trusts, own approximately 49% of the voting power of FMR (a parent holding company for, among other entities, Fidelity Management & Research Company, an investment advisor); (b) due to their share ownership and entry into a voting agreement with certain other shareholders, members of the Johnson family may be deemed to form a controlling group with respect to FMR; and (c) as of December 31, 2017, the reporting persons had sole voting power over 77,719 shares and sole dispositive power over 11,409,514 shares.

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(4)	Derived from a Schedule 13G filed by William D. Morean on February 14, 2018, reporting beneficial ownership of Mr. Morean, of 9,000,954 shares as of December 31, 2017. According to the Schedule, Mr. Morean had sole voting power over 1,325,852 shares, shared voting power over 7,675,102 shares, sole dispositive power over 1,325,852 shares and shared dispositive power over 7,675,102 shares.
(5)	Includes (i) 470 shares held by the Finn Grandchildren Trust, which is for the benefit of sixteen individuals (including three of Ms. Brooks’ children), for which Ms. Brooks is the sole trustee and over which Ms. Brooks disclaims beneficial ownership, and (ii) 3,960 total shares owned separately by three of Ms. Brooks’ children, over which Ms. Brooks disclaims beneficial ownership.
(6)	Includes (i) 4,310 total shares owned separately by two trusts, each of which is for the benefit of one of Mr. Main’s children, for each of which Mr. Main is one of three trustees, as to each of which Mr. Main shares voting and dispositive power and over which Mr. Main disclaims beneficial ownership and (ii) 2,290 total shares owned separately by two accounts, for each of which Mr. Main serves as a custodian for one of his children under the Florida Uniform Transfers to Minors Act.
(7)	Mr. Mondello is also Chief Executive Officer, and thus is a NEO in addition to being a director.
(8)	Includes (i) 1,788,532 shares held by TASAN Limited Partnership, a Delaware limited partnership, of which TAS Management, Inc. is the sole general partner; Mr. Sansone is President of TAS Management, Inc. and therefore has sole voting and dispositive power over these shares, (ii) 330,325 shares held by Life’s Requite, Inc., a private charitable foundation of which Mr. Sansone is a director and as to which Mr. Sansone may be deemed to have shared voting and dispositive power and (iii) 600 shares beneficially owned by Mr. Sansone’s spouse, over which Mr. Sansone disclaims beneficial ownership.
(9)	Includes 65,000 shares subject to stock appreciation rights (“SARs”) held by Mr. Alexander that are exercisable within 60 days of the Measurement Date. Upon exercise of a SAR, the holder will receive the number of shares of Jabil’s common stock that has a total value equal to the difference between the exercise price of the SAR and the fair market value of Jabil’s common stock on the date of exercise. As of the Measurement Date, the fair market value of Jabil’s common stock (based on its closing sales price on the NYSE) was $24.73 per share and the exercise price of the SARs was $18.49.
(10)	Includes 75,000 shares subject to SARs held by Mr. Peters that are exercisable within 60 days of the Measurement Date.
(11)	Includes 140,000 shares subject to SARs held by two executive officers that are exercisable within 60 days of the Measurement Date. All of the shares disclaimed in the individual line items above are also disclaimed here.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Jabil’s executive officers and directors, and persons who own more than ten percent of a registered class of Jabil’s equity securities, to file initial reports of ownership on Form 3 and changes in ownership on Form 4 or Form 5 with the SEC. Such executive officers, directors and ten percent stockholders are also required by SEC rules to furnish Jabil with copies of all such forms that they file. Based solely on our review of the reports filed with the SEC and written representations that no other reports were required under Section 16(a) of the Exchange Act, we believe that all Section 16(a) filing requirements were met during fiscal 2018.

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Proposal No. 1 - Election of Directors

Nominees

Nine directors are to be elected at the Annual Meeting. Jabil’s Board of Directors has authorized the nomination at the Annual Meeting of the persons named herein as candidates. Unless otherwise instructed, the proxy holders will vote the proxies received by them for Jabil’s nine nominees named below, all of whom are presently directors of Jabil. If any nominee of Jabil is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. Jabil is not aware of any nominee who will be unable or will decline to serve as a director. The term of office of each person elected as a director will continue until the next annual meeting of stockholders and until a successor has been elected and qualified, or until his or her earlier death, resignation or removal.

Information regarding Jabil’s nominees for director is set forth below:

Name	Age	Director Since
Anousheh Ansari	52	2016
Martha F. Brooks	59	2011
Christopher S. Holland	52	2018
Timothy L. Main	61	1999
Mark T. Mondello	54	2013
John C. Plant	65	2016
Steven A. Raymund	63	1996
Thomas A. Sansone	69	1983
David M. Stout	64	2009

There are no family relationships among any of the directors and executive officers of Jabil. There are no arrangements or understandings between any of the persons nominated to be a director and any other persons pursuant to which any of such nominees was selected. A majority of the director nominees are “independent” as defined in the applicable listing standards of the NYSE.

Board Composition and Biographies

We believe that our directors should possess certain personal characteristics and competencies, which include high ethical standards, integrity, accountability, good judgment, financial literacy, maturity, confidence, openness, diligence, passion and creativity. Additionally, the individuals that comprise the Board should, as a group, represent a diverse mix of backgrounds, skills and expertise, with the ability to contribute their knowledge in such areas as accounting and finance, business judgment, management, crisis response, industry knowledge, international markets, and leadership, strategy and vision. We believe that the nominees we are presenting for directors possess these characteristics and contribute to the diverse mix that we seek for our Board as a whole.

Anousheh Ansari. Ms. Ansari has served as a director of Jabil since 2016. In 2018, Ms. Ansari was appointed chief executive officer of XPRIZE, a 501(c)(3) nonprofit that designs and implements competition models to solve world challenges. From 2006 to 2018, Ms. Ansari served as the Chief Executive Officer of Prodea Systems, a privately held company that she founded which provides services and applications for in-home smart devices, networked appliances and mobile lifestyle devices. Ms. Ansari has served as the Chair of Prodea since 2006. From 1993 until its acquisition in 2001, Ms. Ansari served as Chief Executive Officer and Chair of Telecom Technologies, Inc., a company that she founded which provided softswitch solutions. From 2001 to 2006, Ms. Ansari served as General Manager and Vice President of Sonus Network Inc.’s Softswitch division. Ms. Ansari holds a B.S. in Electronics and Computer Engineering from George Mason University and a Master’s in Electrical Engineering from George Washington University. Ms. Ansari’s extensive business experience, particularly in the technology industry, including her service as the Chief Executive Officer of Prodea Systems, and leadership experience qualify her for re-election to the Board.

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Martha F. Brooks. Ms. Brooks has served as a director of Jabil since 2011. Ms. Brooks is currently a director of Bombardier Inc., a multinational aerospace and transportation company, and Constellium NV, a producer of aluminum semi-products. She was also a director of Algeco Scotsman Holding S.A.R.L., a modular space and secure storage solutions company, until 2015, of Harley-Davidson, Inc., a motorcycle manufacturer, from 2009 to 2014 and of International Paper Company from 2003 to 2009. From 2007 to 2009, Ms. Brooks served as President and Chief Operating Officer of Novelis Inc., a global leader in aluminum rolling and recycling. She served as Chief Operating Officer of Novelis from 2005 to 2007, after Alcan Inc. completed its spinoff of Novelis. From 2002 to 2004, Ms. Brooks served as CEO, Americas and Asia Rolled Products Business and Senior Vice President of Alcan Inc. In addition, she was Vice President of Cummins Inc. from 1996 to 2002. Ms. Brooks holds a B.A. in Economics and Political Science and an M.B.A. in International Business from Yale University. We believe that Ms. Brooks’ extensive business experience, including 30 years of experience in Asia (including China), several decades of experience in business in South America, Russia, Eastern and Western Europe, as well as her service on boards of other publicly-traded companies qualify her for re-election to the Board.

Christopher S. Holland. Mr. Holland was Senior Vice President and Chief Financial Officer of C.R. Bard, Inc., a multinational developer, manufacturer and marketer of medical technologies and products from 2012 to 2017. In 2015, he added responsibility for Business Development, Corporate Marketing, Reimbursement, Healthcare Economics and Strategy. From 2013 through 2015, Mr. Holland had responsibility for Bard Medical Division. Before joining Bard, Mr. Holland was most recently Senior Vice President, Finance and Treasurer of Aramark Corporation, a global provider of food, facilities and uniform services. Previously, he was Senior Vice President and Treasurer from 2006 through 2010, and Vice President and Treasurer from 2003 to 2006. Prior to joining Aramark, Mr. Holland served as Vice President and medical device sector head at J. P. Morgan and Company, Inc. from 1999 to 2003, and held various positions of increasing responsibility at J. P. Morgan from 1988 to 1999, including in accounting and healthcare corporate finance. Mr. Holland holds a B.A. in Economics and Political Science from Drew University and an M.B.A. in Finance from New York University — Leonard N. Stern School of Business. We believe that Mr. Holland’s extensive financial and operational experience, particularly in large, multi-national corporations in the services, healthcare and manufacturing sectors qualify him for election to the Board.

Timothy L. Main. Mr. Main has served as Chairman of the Board since January 2013. He is also on the Board of Quest Diagnostics, a provider of diagnostic information services. Mr. Main served as Chief Executive Officer of Jabil from 2000 until March 2013, and as a director since 1999. He joined Jabil in 1987 as a Production Control Manager, was shortly thereafter promoted to Operations Manager in 1987, to Project Manager in 1989, to Vice President, Business Development in 1991, to Senior Vice President, Business Development in 1996 and to President in 1999. Prior to joining Jabil, Mr. Main was a commercial lending officer, international division for the National Bank of Detroit. Mr. Main earned a B.S. from Michigan State University and Master of International Management from Thunderbird School of Global Management. We believe that Mr. Main’s extensive history and experience with Jabil, including his current service as our Chairman of the Board and prior service as Chief Executive Officer of Jabil, qualify him for re-election to the Board.

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Mark T. Mondello. Mr. Mondello has served as Chief Executive Officer of Jabil since March 2013. Mr. Mondello joined Jabil in 1992 as a manufacturing supervisor and was promoted to Project Manager in 1993. Mr. Mondello was named Vice President, Business Development in 1997 and served as Senior Vice President, Business Development from January 1999 through November 2002, when he was promoted to Chief Operating Officer. Prior to joining Jabil, Mr. Mondello served as project manager on commercial and defense-related aerospace programs for Moog, Inc. He holds a B.S. in Mechanical Engineering from the University of South Florida. We believe that Mr. Mondello’s current service as Chief Executive Officer of Jabil qualifies him for re-election to the Board.

John C. Plant. Mr. Plant has served as a director of Jabil since 2016. Mr. Plant is currently Chairman of the Board of Arconic Inc. and serves as a director of both MASCO Corporation and Gates Industrial Corporation, all of which are manufacturing companies. Mr. Plant was the Chief Executive Officer, President and Chairman of the Board of TRW Automotive Holdings Corporation (renamed ZF TRW Automotive in 2015), a diverse automotive supplier, from 2011 to 2015. He served as President and Chief Executive Officer of TRW Automotive Holdings Corporation from 2003 to 2011. From 2001 to 2003, Mr. Plant was a co-member of the Chief Executive Office of TRW Inc. and the President and Chief Executive Officer of the automotive business of TRW Inc. From 1999 to 2001, Mr. Plant was the Executive Vice President of TRW Inc. and General Manager of TRW Chassis Systems. From 1978 to 1999, Mr. Plant was employed by Lucas Industries in a variety of positions, including certain management positions (last serving as President of Lucas Variety Automotive until its acquisition by TRW). From 1974 to 1977, Mr. Plant served as a Chartered Accountant at Touche Ross. Mr. Plant holds a B.Comm from the University of Birmingham and is a Fellow of the Institute of Chartered Accountants. Mr. Plant’s extensive business experience, including his extensive experience as a public company executive and service on the boards of other publicly-traded companies, qualify him for re-election to the Board.

Steven A. Raymund. Mr. Raymund has served as a director of Jabil since 1996. Mr. Raymund currently serves as a director of WESCO International, Inc., a multinational electronics distributor, where he also serves as chair of the Audit Committee, and ConnectWise, Inc., a privately-held software company. Mr. Raymund began his career at Tech Data Corporation, a distributor of personal computer products, in 1981 as Operations Manager. He became Chief Operating Officer in 1984 and was promoted to the position of Chief Executive Officer of Tech Data Corporation in 1986, serving until his resignation in October 2006. Mr. Raymund served as the Chairman of the Board of Directors of Tech Data Corporation from 2001 until 2017. Mr. Raymund holds a B.S. in Economics from the University of Oregon, and a Master’s Degree in International Politics from Georgetown University, School of Foreign Services. We believe that Mr. Raymund’s extensive business experience, including his former service as the chief executive officer of a publicly-traded company, knowledge of our Company, service on boards of other publicly-traded companies and experience in leading an Audit Committee qualify him for re-election to the Board.

Thomas A. Sansone. Mr. Sansone served as President of Jabil from 1988 to 1999 when he became Vice Chairman of the Board, a position he has held since then. Mr. Sansone joined Jabil in 1983 as Vice President and has served as a director since that time. Prior to joining Jabil, Mr. Sansone was a practicing attorney with a specialized practice in taxation. He holds a B.A. from Hillsdale College, a J.D. from Detroit College of Law and an LL.M. in taxation from New York University. We believe that Mr. Sansone’s business and legal experience, including his prior service as President of Jabil, qualify him for re-election to the Board.

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David M. Stout. Mr. Stout has served as a director of Jabil since 2009. Mr. Stout was President, Pharmaceuticals, GlaxoSmithKline (GSK), with responsibility for global pharmaceutical operations from 2003 to 2008. He served as President of U.S. Pharmaceuticals at GSK from 1999 to 2003 and as Senior Vice President, Sales and Marketing for the U.S., for SmithKline Beecham (SB) from 1996 to 1999. Prior to his time at SB and GSK, Mr. Stout held positions of increasing responsibility at Schering-Plough Corporation from 1979 to 1996, including President of Schering Laboratories. Mr. Stout is also a director of Idorsia, LTD and Pharnext SA, both listed biopharmaceutical companies as well as two unlisted companies, NanoBio Corporation and Vaxxilon. Mr. Stout was previously on the Boards of Airgas, Inc., Shire Pharmaceuticals, and Actelion Pharmaceuticals. Mr. Stout holds a B.S. in Biology from Western Maryland College (now McDaniel College). We believe that Mr. Stout’s extensive business experience and service on boards of other publicly traded companies qualify him for re-election to the Board.

The Board recommends a vote FOR each of the nine (9) nominees listed above.

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Proposal No. 2 - Ratification of Appointment of Independent Registered Public Accounting Firm

In October 2018, the Audit Committee approved the selection of Ernst & Young LLP (“EY”) to serve as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2019.

The audit reports of EY on the consolidated financial statements of Jabil and its subsidiaries as of and for the year ended August 31, 2018 and the effectiveness of internal control over financial reporting as of August 31, 2018 did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles.

During the fiscal year ended August 31, 2018, and the subsequent interim period through the filing of Jabil’s Form 10-K for the fiscal year ended August 31, 2018 on October 19, 2018, there were (i) no disagreements between Jabil and EY on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedures, which, if not resolved to the satisfaction of EY would have caused EY to make reference thereto in their reports on the consolidated financial statements for such years, and (ii) no “reportable events” as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Representatives of EY are expected to be present at the Annual Meeting, will have the opportunity to make a statement and will be available to respond to questions.

Audit Committee Report

Jabil Inc.’s Audit Committee serves to assist Jabil’s Board in fulfilling the oversight responsibilities it has under the law with respect to financial reports and other financial information provided by Jabil to the public, Jabil’s systems of internal controls regarding finance and accounting that management and the Board have established and Jabil’s auditing, accounting and financial reporting processes generally.

The Audit Committee is composed solely of independent directors, as defined in the listing standards of the NYSE, as well as other statutory, regulatory and other requirements applicable to Jabil.

The Audit Committee operates under a written charter adopted by the Board, a copy of which is available in the Investor Relations section of Jabil’s website (www.jabil.com). The Audit Committee annually reviews and assesses the adequacy of its charter in order to ensure early or timely compliance with statutory, regulatory, listing and other requirements applicable to Jabil.

Jabil’s management has primary responsibility for the preparation, presentation and integrity of Jabil’s financial statements and its financial reporting process, including internal control over financial reporting. Jabil’s independent registered public accounting firm is responsible for expressing an opinion on the effectiveness of Jabil’s internal control over financial reporting and conformity of Jabil’s financial statements with United States generally accepted accounting principles. The Audit Committee members are not professional accountants or auditors and their functions are not intended to duplicate or to certify the activities of management or the independent registered public accounting firm.

The Audit Committee has the authority and responsibility to select, evaluate and, when appropriate, replace the independent registered public accounting firm. The Audit Committee also has periodic discussions with management and the independent registered public accounting firm with regard to the quality and adequacy of Jabil’s internal controls. Management’s and the independent registered public accounting firm’s presentations to, and discussions with, the Audit Committee also cover various topics and events that may have significant financial impact or are the subject of discussions between management or the independent registered public accounting firm.

For fiscal year 2018, EY has acted as Jabil’s independent registered public accounting firm.

In this context, the Audit Committee reports as follows:

(1)	The Audit Committee has reviewed and discussed the audited financial statements with Jabil’s management and EY.
(2)	The Audit Committee has discussed with EY the matters required to be discussed under applicable Public Company Accounting Oversight Board Auditing Standards.
(3)	The Audit Committee has received and reviewed the written disclosures and the letter from EY required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with EY its independence from Jabil.

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(4)	Based on the review and discussion referred to in paragraphs (1) through (3) above, the Audit Committee recommended to Jabil’s Board, and the Board has approved, that the audited financial statements be included in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018, for filing with the SEC.
(5)	The Audit Committee has appointed EY as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2019.

Submitted by the Audit Committee:

Steven A. Raymund (Chair) ӏ Anousheh Ansari ӏ Christopher S. Holland

The information contained in the above Audit Committee Report shall not be deemed “soliciting material” or “filed” with the SEC, or subject to the liabilities of Section 18 of the Exchange Act, except to the extent that we specifically incorporate it by reference into such filings.

Principal Accounting Fees and Services

The following table presents fees for professional audit services rendered by EY for the audit of Jabil’s annual financial statements for the fiscal years ended August 31, 2018 and August 31, 2017, and fees billed for other services rendered by EY during those periods.

Ernst & Young	Fiscal Year 2018 ($)	Fiscal Year 2017 ($)
Audit Fees (1)	10,804,000	9,654,000
Audit-Related Fees (2)	128,000	241,0000
Tax Fees (3)	1,970,000	2,270,000
All Other Fees (4)	0	0

Total	12,902,000	12,165,000
(1)	Audit fees relate to professional services rendered in connection with the audit of Jabil’s annual financial statements and internal control over financial reporting, quarterly review of financial statements, and audit services provided in connection with other statutory and regulatory filings. In addition, audit fees include fees for services rendered in connection with the Company’s adoption of new accounting and tax standards.
(2)	Audit-related fees relate to professional services that are reasonably related to the performance of the audit or review of Jabil’s financial statements.
(3)	Tax fees relate to professional services rendered in connection with tax compliance and preparation relating to tax returns and tax audits, as well as for tax consulting and planning services.
(4)	There were no other fees for the periods presented.

Policy on Audit Committee Pre-Approval of Audit, Audit-Related and Permissible Non-Audit Services

The Audit Committee’s policy is to pre-approve all audit, audit-related and permissible non-audit services provided by the independent registered public accounting firm in order to assure that the provision of such services does not impair the auditor’s independence. These services may include audit services, audit-related services, tax services and other services. Pre-approval is generally provided for up to one year and any pre-approval is detailed as to the particular service or category of services and is generally subject to a specific budget. Management is required to periodically report to the Audit Committee regarding the extent of services provided by the independent registered public accounting firm in accordance with this pre-approval, and the fees for the services performed to date. During fiscal year 2018, all services were pre-approved by the Audit Committee in accordance with this policy.

Recommendation of the Board of Directors

If the stockholders do not ratify the selection of EY, the appointment of the independent registered public accounting firm will be reconsidered by the Audit Committee of the Board of Directors.

The Board recommends a vote FOR Proposal No. 2.

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Proposal No. 3 - Advisory Vote on Executive Compensation

This proposal gives our stockholders the opportunity to vote to approve, on an advisory, non-binding basis, in accordance with Section 14A of the Exchange Act, the compensation of our NEOs, as disclosed in this Proxy Statement. At the most recent Annual Meeting of Stockholders held in January 2018, more than 98% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs.

Stockholders are urged to read the “Compensation Discussion and Analysis” section, the compensation tables and the accompanying narrative disclosure set forth in this Proxy Statement. As described in detail in the “Compensation Discussion and Analysis” section, we believe our compensation programs are predominantly performance-based, and are designed to attract, retain and motivate our NEOs, who are critical to our success, and to align their interests with those of our stockholders. The compensation program for our NEOs is composed of the following features, among others:

•	Our Compensation Committee is composed solely of independent directors. The Compensation Committee has established a process for determining compensation for our NEOs, which includes advice from an independent compensation consultant and a review of compensation practices at peer group companies.
•	Our Compensation Committee engages in a robust and comprehensive annual review of the Company’s performance metrics and goals to ensure that they properly motivate and incent our NEOs to implement our long-term strategy and position Jabil for increased profitability and greater financial strength.
•	Our Compensation Committee receives advice from its independent compensation consultant, Steven Hall & Partners, which performs no other services for Jabil.
•	A majority of the compensation payable to our NEOs is performance-based, including our annual cash incentive program and our performance-based restricted stock unit awards, which vest over multi-year performance periods, if at all. Over 60% of our NEOs’ target compensation is linked to Jabil’s business and stock price performance.
•	Our compensation philosophy is to pay for performance and our goals are set at challenging levels.
•	We have stock ownership requirements for our NEOs.
•	We have adopted a clawback policy which allows us to recoup certain performance-based incentive compensation paid to our executive officers in the event we report certain inaccurate financial results.
•	We employ our NEOs “at will” without guaranteed or pre-existing employment, severance or change in control agreements.
•	Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites.

We are asking our stockholders to indicate their support for our NEO compensation as described in this Proxy Statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our NEOs and the philosophy, policies and practices described in this Proxy Statement. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to Jabil’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

This vote is advisory, and therefore not binding on Jabil, the Compensation Committee or the Board of Directors. However, the Compensation Committee will consider the outcome of the vote when considering future executive compensation arrangements.

The Board recommends a vote FOR Proposal No. 3.

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Compensation Matters

Compensation Discussion and Analysis

Executive Summary

Jabil’s financial performance in fiscal year 2018 was strong, with increases in revenue, core earnings (Non-GAAP) and core return on invested capital (Non-GAAP). The Company’s revenue, at $22.1 billion, was an increase of 15.9% over fiscal year 2017. Our EMS operating segment revenues for fiscal year 2018 increased by 11%, year over year and our DMS operating segment revenues increased by 23%, year over year. Core operating income (Non-GAAP) was $768.1 million, an increase of 15.2% from fiscal year 2017. Core diluted earnings per share (Non-GAAP) were $2.62, an increase of 24.2% from fiscal year 2017. Core return on invested capital (Non-GAAP) was 19.3% in fiscal year 2018, up from 15.5% in fiscal year 2017. Jabil returned approximately $508.2 million to stockholders through dividends and share repurchases in fiscal year 2018. Please refer to “Management’s Discussion & Analysis — Non-U.S. GAAP Core Financial Measures” in our Annual Report on Form 10-K for the year ended August 31, 2018, for reconciliations of core operating income and core earnings per share to the most directly comparable U.S. GAAP financial measures.

Jabil’s compensation program is intended to be competitive with the market practice of its peer group and other companies we compete with for talent. It reflects our pay for performance philosophy by placing a significant majority of our NEO compensation “at risk” in the form of variable pay elements tied to financial and operational performance goals and to Jabil’s stock price. Each fiscal year, the Compensation Committee views all of the compensation elements together, including historical achievement levels, to balance both long-term and short-term objectives and to motivate each NEO to attain those objectives. We typically rely heavily on equity-based awards to accomplish this balance, as we believe such awards create a strong alignment with the achievement of stockholder value over the long term. In fiscal year 2018, we required Jabil to achieve threshold levels of corporate and/or divisional adjusted net core operating income and corporate or divisional return on invested capital (“ROIC”) in order for our executives to earn their annual cash incentives and required Jabil to meet certain earnings per share growth targets during a three-year performance period in order for performance-based equity awards to vest. We also granted equity awards that vest based on a total shareholder return metric that measures our performance against that of the companies other than Jabil in the S&P Supercomposite Technology Hardware and Equipment Index for a multi-year performance period. The Compensation Committee believes these performance measures correlate highly to long-term sustainable growth for our stockholders.

The Compensation Committee set performance goals that we believe were challenging, yet attainable, to achieve target performance, and difficult to achieve maximum performance, under both our short-term and long-term incentive programs.

Executive Compensation Practices

In connection with designing our executive compensation program, we monitor the evolution of compensation best practices. Some of the most important practices incorporated into our program include the following:

What We Do	What We Don’t Do
Pay for Performance. Reflecting the Compensation Committee’s philosophy of pay for performance, a majority of our executives’ compensation is performance-based and at risk.	Hedging. Jabil discourages its directors and NEOs from entering into hedging arrangements with respect to Jabil securities.
Rigorous Performance Metrics. The Compensation Committee annually sets performance targets that it believes are challenging but fair for our annual and long-term incentive plans.	No Change in Control Excise Tax Gross-Ups. Parachute excise tax reimbursements and gross-ups are not provided in the event of a change in control.
Median Compensation Targets. Total direct compensation for our executives is generally targeted at the median of our peer group and other companies we compete with for talent.	No Employment or Severance Benefit Agreements. We do not have guaranteed or preexisting employment, severance or change in control agreements with our executives.
Mitigation of Risk. Jabil’s executive compensation program is balanced between cash and equity incentives, and equity incentives include both time-based and performance-based awards. The design of the executive compensation program places emphasis on the long-term so that the Company’s executives concentrate on long-term, sustained performance.	Minimal Perquisites. Our NEOs participate in the same benefit plans as our salaried employees, with little or no special executive perquisites. For NEOs who reside outside the United States, our NEOs may receive benefits that are customarily provided to other management employees, based upon local market practices (e.g., company car or allowance).

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Clawback of Compensation. We have a clawback policy which allows us to recoup performance-based incentive compensation (including equity awards) paid to our executive officers in certain circumstances in the event we report inaccurate financial results.

Repricing. The exercise prices of stock appreciation rights (“SARs”) and options that we have granted in the past equal the grant date market price and may not be reduced or replaced with SARs or options with a lower exercise price without shareholder approval.

Meaningful Share Ownership Guidelines. We believe that our share ownership requirements are rigorous and are designed to align our executives’ interests with those of our stockholders. We require our CEO to hold at least six times his base salary in Jabil shares and our President, CFO and all executive vice presidents to hold at least three times their base salary in Jabil shares.
Independent Compensation Consultant. The compensation consultant to the Compensation Committee provides no other services for Jabil and reports to the Compensation Committee Chair.
Review of Compensation Peer Group. Our compensation peer group is reviewed annually by the Compensation Committee and adjusted, when necessary, to ensure that its composition remains a relevant and appropriate comparison for our executive compensation program.

How We Make Compensation Decisions

Our Executive Compensation Philosophy and Guiding Principles

The Compensation Committee believes that executive compensation opportunities should align with and enhance long-term stockholder value. We believe that this core philosophy is embedded in all aspects of our executive compensation program and is reflected in an important set of guiding principles, as described below. The Compensation Committee reviews the compensation philosophy annually. We believe that the application of these principles enables us to create a meaningful link between compensation outcomes and long-term, sustainable growth for our stockholders.

Guiding Principles

Guiding Principles	Elements of Compensation	Rationale
Pay for Performance	A substantial majority of pay is variable, contingent and directly linked to Company financial and stock price performance.	An effective way to reach our short- and long-term financial and strategic objectives is to make a majority of an executive’s overall target compensation dependent on the achievement of such objectives and stock price performance. We believe the portion of an executive’s total compensation that varies with performance and the particular financial and operational incentive metrics should be a function of the executive’s responsibilities and ability to drive and influence results. As an executive’s responsibility and influence increase, so should the level of performance-based, at-risk compensation relative to the executive’s base salary.
Alignment with Stockholders’ Interests	We believe that the financial interests of executives are aligned with the long-term interests of our stockholders through stock-based compensation and performance metrics that we believe correlate with long-term stockholder value.

We seek to provide an appropriate link between compensation and the creation of long-term stockholder value. We believe executives’ interests are more directly aligned with the interests of our stockholders when the compensation program:

•   emphasizes long-term financial performance, business objectives and the strategic focus of our businesses;

•  is significantly impacted by the value of our stock; and

•  results in a continuing significant ownership of our stock.

Long-term focus	We use metrics in both our short-term and long-term incentive program that we believe are aligned with our long-term strategic goals.	For our most senior executives, long-term stock-based compensation opportunities will significantly outweigh short-term cash-based opportunities. Annual objectives should complement sustainable long-term performance.

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Competitiveness	Total compensation should be sufficient to attract, retain and incentivize the leadership team. Each element should be benchmarked relative to peers and the broader marketplace for executive talent.	To attract highly qualified executives, motivate executives to perform at their highest levels and retain executives with the leadership abilities and skills necessary to drive and build long-term stockholder value, compensation must be competitive and reflect the value of each executive’s position in the market and within Jabil. While target total compensation should be competitive, performance that exceeds target should be appropriately rewarded.
Balance	The elements of compensation are balanced to motivate each NEO to achieve both long-term and short-term objectives. We rely more heavily on equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.	Our compensation program is designed to be challenging but fair. Executives should have the opportunity to earn market competitive pay for delivering expected results. As results exceed expectations (both internal and external), pay levels may increase above market median levels. If performance falls below expected levels, actual pay may fall below market median.

Summary of Short and Long-Term Incentives Awarded in Fiscal Year 2018

The Compensation Committee believes that the creation of stockholder value over the short and long-term is highly correlated to the Company’s earnings growth and return on invested capital performance. Annual cash incentives for the NEOs in fiscal year 2018 were based upon the performance metrics of CANCOI, an earnings measure, and CAROIC.  The NEOs’ performance-based equity awards granted in fiscal year 2018 will vest, if at all, based on either cumulative core earnings per share (Non-GAAP) (“EPS”) over a multi-year performance period or on our total shareholder return relative to that of the companies other than Jabil in the S&P Supercomposite Technology Hardware and Equipment Index (“Relative TSR”) over a multi-year performance period. The Compensation Committee also awarded time-based RSUs with a three-year service-based vesting period to retain these key executives, provide compensation at levels that are competitive with the market, and create an additional immediate alignment with stockholder interests. A significant portion of each NEO’s compensation package for fiscal year 2018 contains long-term equity-based incentives, which we believe gives the NEOs a considerable stake in delivering stockholder value over the long-term.

Pay for Performance Philosophy

We believe that the following charts and tables are helpful in illustrating that the actual compensation paid to our executives reflects our pay for performance philosophy. These tables supplement the information in the Fiscal Year 2018 Summary Compensation Table, the Grants of Plan-Based Awards in Fiscal Year 2018 table and the Outstanding Equity Awards at 2018 Fiscal Year End table.

Alignment of Pay and Performance

Our executive compensation program is designed so that a substantial portion of the pay of our Chief Executive Officer is delivered in the form of long-term incentives—which means that his Realized Pay (the amount he actually may receive in any year) is tied directly to our share price performance and achievement of our long-term financial goals.

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Mr. Mondello’s pay, as reported in the Summary Compensation Table (“SCT”), reflects the accounting value of long-term incentives at grant and not the value actually received from these grants or their potential future value. As a result, we believe that it is useful to compare Mr. Mondello’s Realized Pay, between fiscal year 2016 and fiscal year 2018, with his SCT pay for the same period, as illustrated in the chart below:

Mr. Mondello’s Realized Pay between fiscal year 2016 and fiscal year 2018 consisted of:

	2016 ($)	2017 ($)	2018 ($)
Base Salary Received	1,100,000	1,100,000	1,150,000
Annual Incentive Payments	0	2,813,250	1,778,475
Time Based RSU Vesting	1,910,907	2,139,205	3,139,707
Performance Based RSU Vesting	0	0	5,426,174
SAR Exercised Value	0	706,200	0
Total	3,010,907	6,758,655	11,494,356

The preceding chart and table are not substitutes for the information required to be contained in the SCT, but provide additional information with regard to our Chief Executive Officer’s pay.

For purposes of the preceding chart and table, we define:

•	“SCT” as the compensation reported in the Summary Compensation Table for the applicable year.
•	“Realized Pay” as the sum of (i) actual base salary and incentives paid for the applicable year plus (ii) the amount reported as taxable income for the applicable year upon vesting of the performance awards, RSUs, or exercise of stock appreciation rights.

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Elements of the Executive Compensation Program

The Compensation Committee believes that the elements of the executive compensation program further our guiding principles. The following table summarizes the major elements of Jabil’s executive compensation program and the purposes and values in using these elements:

Element	Purposes and Values
Salaries

• Provide a minimum fixed amount of compensation.

• Reflect an officer’s experience, business judgment, scope of responsibility, impact upon the organization and role in developing and implementing overall business strategy.

• Recognize individual performance.

• Reviewed annually and compared with salaries of comparable executives within the Company and in the peer group and compensation surveys.

Short- term Incentives

• Communicate strategic priorities and identify key financial and business objectives.

• Motivates achievement of short-term objectives, as well as long-term objectives by using consistent metrics year over year.

• 100% at-risk, with a minimum financial or operational threshold that must be achieved to receive any payout.

• Target bonus opportunity payouts (as a percentage of salary) are compared with target bonus opportunity payouts (as a percentage of salary) of comparable executives within the Company and in the peer group and compensation surveys.

• Result in achievement that is variable, measured against a mix of multiple defined targets, with payouts ranging from 0% (below threshold performance) to a maximum of 200% of target payout.

• Align chosen financial and other measures to an individual’s scope of influence.

Long- term Incentives

• Motivate attainment of long-term financial goals and incentivize managerial action intended to increase long-term stock price appreciation and total shareholder return.

• Align executive’s interests with those of our stockholders, particularly when combined with our executive stock ownership requirements.

• Provide that a substantial percentage of compensation is at-risk with metrics tied to financial performance.

• Reward long-term service and promote retention with vesting schedules that span several years.

• The grant-date value of long-term incentives is influenced by market data of comparable executives within the Company and in the peer group and compensation surveys.

Balance of Elements

The Compensation Committee views all of the compensation elements together to set each NEO’s total compensation each fiscal year. In addition, the Compensation Committee seeks to balance the compensation elements to motivate each NEO to achieve both long-term and short-term objectives. For our executives, this balance is typically attained by relying more heavily on equity and equity-based awards, as we believe this element has the strongest alignment to the achievement of stockholder value over the long term.

NEO Total Direct Compensation Mix

The following chart illustrates the fiscal year 2018 target compensation for the NEOs by element of compensation as a percentage of the NEOs’ target total direct compensation (that is, salary plus the target value of the short-term cash and long-term incentives). This chart assists in demonstrating our compensation philosophy that a significant majority of each NEO’s compensation be at-risk, tied to performance (both short-term and long-term) and mostly composed of equity. It reflects the mix of salary, cash and equity-based incentives at the target levels established at the beginning of fiscal year 2018. “Salary” is the annual salary for the NEOs for fiscal year 2018; “Target Cash Annual Incentive” is at the target award opportunity under the annual incentive program for fiscal year 2018; and “Performance-Based Equity,” both TSR and EPS and “Time-Based Equity” are the grant date fair values at target for fiscal year 2018. The “Target Cash Annual Incentive” amount differs from that shown in the Fiscal Year 2018 Summary Compensation Table, which reflects actual short-term cash incentives earned in fiscal year 2018.

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FISCAL YEAR 2018 MIX OF TARGET TOTAL DIRECT COMPENSATION ELEMENTS

The Executive Compensation Process

Jabil’s executive compensation program is administered and overseen by the Compensation Committee with assistance from management and a compensation consultant selected and retained by the Compensation Committee. Generally, compensation amounts, metrics and vesting criteria are determined by analyzing, among other things, compensation data and pay practices from Jabil’s peer group and broader compensation survey information, financial and strategic goals, and historical compensation data. Typically, annual salaries, cash short-term incentive payout targets, metrics, goals and weightings, and long-term incentive awards and performance goals for each fiscal year are set and awarded following the end of the previous fiscal year when data regarding the previous fiscal year’s performance is available. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. In addition, the Compensation Committee solicits the opinions of the other Board members, considers outside counsel’s legal advice, reviews ratings information from proxy advisory services and makes inquiries regarding the accounting and tax treatment for the compensation program.

Role of Compensation Committee

The Compensation Committee sets policies and gives direction to management on all material aspects of the executive compensation program. The Compensation Committee Charter, posted on our website at www.jabil.com, sets forth the Compensation Committee’s responsibilities. The key goals of the compensation program are balanced with market data and Jabil’s financial planning and expectations to determine each executive’s compensation. The Compensation Committee makes compensation decisions for the NEOs for each of the compensation elements, establishes the short- and long-term financial metrics, weighting and targets and grants long-term incentive awards. In making these decisions, the Compensation Committee reviews: (i) the Chief Executive Officer’s recommended amounts for each element of pay, and recommended performance metrics and targets for our incentive compensation programs; (ii) data and advice provided by the compensation consultant, including peer group and compensation survey data; (iii) the compensation history of each executive; (iv) the financial performance of Jabil’s operating divisions; and/or (v) guidelines established by institutional investors and proxy advisory firms.

Role of Management

Our Chief Executive Officer makes recommendations to the Compensation Committee regarding base salary levels, target annual incentive award levels and long-term incentives for the other executive officers. These recommendations are based upon his assessment of individual performance, contribution, time in position and the market competitiveness of each individual’s total compensation. The Chief Executive Officer, in conjunction with other members of senior management (the Company’s Chief Financial Officer and Chief Human Resources Officer), makes recommendations regarding the design of the Company’s compensation programs including performance measures, weightings and long-term incentive structure. This collective recommendation is based upon: (i) an annual performance review process, including assessment of the achievement of established financial and strategic business objectives and other accomplishments; (ii) Jabil’s annual operating and strategic plans, targeted earnings and overall and group financial performance; (iii) market data for relevant companies, which includes peer group data and broader compensation survey data; and (iv) guidelines established by institutional investors and proxy advisory firms.

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Role of Compensation Consultant

The Compensation Committee has the sole authority to hire and to dismiss its compensation consultant. Reports and advice from the consultant may be requested by the Compensation Committee and are shared with the Board and management at the Compensation Committee’s discretion. The Compensation Committee has engaged Steven Hall & Partners (“SH&P”) as its independent compensation consultant since March 2010. The types of services performed by SH&P during fiscal year 2018 included attending all Committee meetings, either in person or telephonically, reviewing and advising on the peer group selection, advising on design and implementation of incentive and equity plans, advising on prevailing equity grant practices, providing data regarding prevalent compensation practices and levels of pay, commenting on compensation-related disclosure, reviewing and commenting on the compensation philosophy, providing updates on regulatory and legislative changes impacting executive compensation and facilitating the Chief Executive Officer evaluation and performance review process. SH&P has access to management and interacts with management to gather compensation and performance information regarding Jabil, and to discuss potential compensation program designs. The Compensation Committee considers SH&P to be independent because SH&P performed no services for Jabil’s management unrelated to services performed for the Compensation Committee. In fiscal year 2018, the Compensation Committee reviewed and analyzed a number of factors, including those specified by SEC rules, and concluded that SH&P was independent and there was no conflict of interest raised as a result of any work performed by SH&P, directly or indirectly, for the Compensation Committee during fiscal year 2018.

Competitive Benchmarking

The Compensation Committee annually reviews compensation data and pay practices from both Jabil’s peer group and broader compensation survey data as part of its decision-making process. While the Compensation Committee reviews compensation data with a view to confirming that a given executive’s compensation is competitive, it retains discretion in setting an executive’s compensation. As a result, compensation for an executive may differ materially from the peer group or survey data and is influenced by factors including past performance, experience, position, tenure, individual and organizational factors, retention needs and other factors. The Compensation Committee has adopted a target total cash compensation philosophy of setting opportunities such that NEO target total cash compensation (including annual salary and targeted short-term cash incentive payout) approximates the market median of the companies in the peer group and survey data if target performance is achieved. The Compensation Committee does not consider actual performance of the peer group companies when setting NEO compensation. Rather, it compares NEO total cash compensation payout opportunities at the target performance level to the target payout opportunities of comparable NEO positions at peer group companies when it establishes target total cash compensation at the beginning of the fiscal year. However, actual total cash compensation may range from below-the-market 25th percentile at the low end to at or above-the-market 75th percentile at the high end depending on the actual level of financial performance achieved relative to pre-established goals. Long-term incentive awards granted to executives consider market data, financial performance, individual performance and potential and aggregate share usage. The Compensation Committee also considers benchmarking information regarding competitive levels of total direct compensation (the sum of target total cash and long-term incentives) to provide context for its decisions on long-term incentive awards.

The Compensation Committee periodically evaluates and selects companies to include in the peer group it uses to assess the competitiveness of the NEO compensation program. With guidance from the compensation consultant and input and discussion with management, the Compensation Committee considers whether the mix of companies in the peer group produces valid information for assessing the market value of our executive positions. We intend that the peer group cumulatively has the following attributes, although a given company may not have all of the attributes: business operations in the industries and businesses in which we participate; global operations; similar annual revenue or market capitalization and businesses that are complex and broad or compete with Jabil for executive talent. The Compensation Committee reviewed the current peer group for use when setting compensation and determined that the peer group was satisfactory for fiscal year 2018. The peer group used to set fiscal year 2018 NEO target compensation consists of the companies set forth below, which is the same peer group that was used for fiscal year 2017.

Peer Group
Applied Materials, Inc. Avnet, Inc. Danaher Corporation FLEX Ltd. Sanmina Corporation	SYNNEX Corporation Texas Instruments, Inc. Western Digital Corp. Arrow Electronics, Inc. Celestica, Inc.	Emerson Electric Company QUALCOMM, Inc. Seagate Technology PLC Tech Data Corporation TE Connectivity Ltd.

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When fiscal year 2018 NEO target compensation was set, Jabil’s revenue for the most recently completed fiscal year available approximated the 66th percentile of the peer group. The Compensation Committee’s compensation consultant compared Jabil’s NEO target pay using the peer group as part of the Compensation Committee’s process to establish NEO salaries, annual incentive targets and long-term incentive awards granted for fiscal year 2018. The peer group NEO compensation data was supplemented by data from multiple executive compensation surveys utilizing the $10-$40 billion industry revenue data elements. The Compensation Committee considered comparison data regarding long-term incentives for the NEOs as one factor but did not strictly determine compensation with respect to peer group and survey data.

Setting of Salaries and Annual Cash Incentive Compensation

The Compensation Committee typically makes its decisions related to salaries and annual cash incentive targets at the start of each fiscal year. This timing allows the Compensation Committee to take into account Jabil’s financial results in the prior fiscal year and the plans and expectations regarding the current fiscal year when establishing such salaries and targets. If a NEO’s role changes or an officer is promoted to a NEO position, compensation elements may be adjusted later in the fiscal year. The Compensation Committee selected the performance metrics for the fiscal year 2018 annual cash incentives pursuant to the Short-Term Incentive Plan.

Long-Term Incentive Compensation Award Practices

The annual grant cycle for grants of long-term incentive awards to our executives typically occurs at the start of each fiscal year following the completion and release of financial results for the preceding fiscal year, so that relevant information is available to the Compensation Committee and the market price of our common stock reflects this information. The dates for the meetings at which such grants are made are set well in advance of such meetings. The Compensation Committee may also make grants of long-term incentive awards at other times during the year due to special circumstances, which include a change in an officer role, the hiring or promotion of an executive officer, an acquisition or to implement design changes to align compensation with strategic goals. We do not seek to time long-term incentive awards to take advantage of information, either positive or negative, about Jabil which has not been publicly disclosed.

In deciding the type and value of equity compensation to grant, the Compensation Committee typically takes into account a variety of considerations, such as Jabil’s financial performance, the need to retain experienced and talented employees to execute the strategies of the business, the accounting and tax impacts of the grant, the dilutive effect to the stockholders, the incentive opportunity Jabil desires to provide to the NEOs, the executive’s role and responsibilities, individual performance, internal equity and the historical level of actual compensation realized as compared to the value targeted. Additionally, the Compensation Committee utilizes peer group and compensation survey data to provide context for its determinations of these grants.

A majority of equity incentive awards granted to our NEOs are performance-based. Over the past several years, the Compensation Committee granted performance-based RSU awards, with vesting conditioned on the compound annual growth rate in Jabil’s core EPS (Non-GAAP) over a multi-year performance period. In fiscal year 2018, the performance period for performance-based RSU awards was fixed at three years. The Compensation Committee also made RSU awards to each NEO based on the Relative Total Shareholder Return (TSR) metric, with performance measured also over a three-year performance period. This metric creates additional alignment with stockholder interests.

Time-based RSU awards are also granted to the NEOs to achieve specific elements of the compensation program. We believe that time-based RSU awards with service-based vesting over three years provides the recipient with the potential for long-term value directly aligned with the stock price and requires long-term service. We believe that time-based RSUs align with our guiding principle of creating a compensation package that is competitive, promotes retention, focuses on financial performance and balances the at-risk elements.

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Other Compensation Policies and Considerations

The Company offers limited additional compensation components to our NEOs, reflecting our cost-sensitive philosophy. For fiscal year 2018, the value of the other benefits comprising “All Other Compensation” to the NEOs was minimal, as disclosed in detail in the Fiscal Year 2018 Summary Compensation Table and the related notes.

Programs we offer	Programs we do not offer
Medical, dental and vision insurance	Qualified pension benefits
401(k) Retirement Plan	Post-retirement medical or life insurance benefits
Non-qualified deferred compensation program	Guaranteed or Pre-existing Employment or severance benefit agreements
Employee stock purchase plan	Change in control excise tax gross-ups
Short- and long-term disability insurance
Group life insurance and supplemental life insurance

All of these programs, excluding the non-qualified deferred compensation program, are also offered to a broad-based group of our employees.

Retirement and Pension Plan, Death and Disability

Our 401(k) Retirement Plan (“401(k) Plan”) includes a Company matching contribution. Eligible officers who retire receive additional time for vesting and settlement of certain equity and equity-based grants. Awards vest according to the provisions within the equity award agreements. Eligibility is determined based upon the age and/or years of service of the particular officer. The Compensation Committee may, in its discretion, award a bonus for the year of retirement and also may, in its discretion, pro rate this bonus for service through the date of retirement. Unvested time-based RSUs fully vest upon termination due to death or disability. In the event of death, a pro rata portion of unvested performance-based RSUs may vest and in the event of a termination due to disability, a pro rata portion of unvested performance-based RSUs may remain outstanding and eligible for future vesting based on the actual level of achievement of the performance goals.

Severance and Termination

Upon a termination for any reason whatsoever, the NEO will receive the pro rata portion of salary earned to the date of termination and the Compensation Committee has discretion to consider pro-rata payments of the annual cash incentive compensation on a case-by-case basis if the NEO is not employed for the full fiscal year. Vested stock options and SARs may be exercised in accordance with the applicable award agreement. Unvested RSUs are forfeited upon termination of employment unless there is a change in control or, for certain awards, the NEO is retirement-eligible, dies or becomes disabled. On a case-by-case basis, Jabil has at the time of termination entered into severance pay agreements with certain officers for various reasons, including but not limited to obtaining agreements from departing employees not to compete with Jabil for specified periods of time.

Change in Control Arrangements

Awards granted under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan may vest under certain circumstances in connection with a change in control. In addition, any shares of Jabil stock that may be deferred and that continue to be reserved under the non-qualified deferred compensation program are distributed upon a change in control.

In the event of a change in control, any award outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan will become fully vested on the earlier of (i) the applicable vesting date under the original vesting schedule, (ii) the first anniversary of the date of the change in control if the grantee has remained as an employee, consultant or non-employee director, or (iii) the date the grantee is terminated without cause or resigns for good reason. However, an award will not fully vest due to a change in control if the grantee is terminated for cause or resigns without good reason prior to the first anniversary of the date of such change in control.

With respect to the 2011 Stock Incentive Plan, the above discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. In addition, under the 2011 Stock Incentive Plan, for purposes of these accelerated vesting provisions, any performance objectives for any performance measurement period that is in process at the time of the change in control are deemed to have been achieved at the greater of target or the level actually achieved through the change in control (with similar performance assumed achieved through the remainder of the performance period).

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Under the 2002 Stock Incentive Plan, in the event of a proposed dissolution or liquidation of Jabil, all outstanding awards will terminate immediately before the consummation of such proposed action. The Board of Directors has sole discretion to declare that any option or SAR will terminate as of a date fixed by the Board of Directors and give grantees the right to exercise their options or SARs as to all or any part of the stock covered, including shares not otherwise exercisable.

In the event of a merger or the sale of substantially all of the assets of Jabil, each outstanding option and SAR under the 2002 Stock Incentive Plan will be assumed, or an equivalent option and SAR will be substituted by the successor corporation, unless otherwise determined by the Board of Directors in its discretion. If such successor refuses to assume or provide a substitute for the outstanding options or SARs, the exercisability and termination of all or some outstanding and unexercisable options and SARs will be accelerated, unless otherwise determined by the Board of Directors in its discretion.

In the event of the acquisition by any person other than Jabil of 50% or more of Jabil’s then outstanding securities, unless otherwise determined by the Board of Directors in its discretion, all outstanding options and SARs under the 2002 Stock Incentive Plan which are vested and exercisable will be terminated in exchange for a cash payment.

A summary of potential payments upon termination or a change in control for NEOs is set forth in “Potential Payments upon Termination or a Change in Control.”

Non-Qualified Deferred Compensation

U.S. executives may participate in a non-qualified deferred compensation program to voluntarily elect to defer up to 75% of salary and up to 100% of annual cash bonus. Participant deferrals are credited by book entry to the participant’s deferral contribution account. Jabil does not make, and is not required to make, any matching contributions to this program. Jabil may, however, decide to make discretionary contributions to the program to restore any 401(k) match a participant lost due to participation in this program. Executives meeting certain criteria may also voluntarily defer receipt of compensation upon vesting of RSUs.

Deferral accounts under the plan are paid out upon the participant’s termination of employment, death, or disability, or upon a determination by Jabil that a participant has suffered a financial hardship, or, if timely elected by the participant, during April of any year designated by the participant beginning with the fourth calendar year after a participant’s initial deferral election with respect to a particular deferral account. More information is shown in the Non-Qualified Deferred Compensation in Fiscal Year 2018 table.

Recovery of Executive Compensation

Certain of our equity award agreements contain provisions that permit Jabil to recoup the awards if the recipient breaches certain covenants or obligations under the agreement. Jabil has also established a policy to recover certain performance-based compensation paid to our executive officers under certain circumstances in the event we report certain inaccurate financial results. The clawback policy provides that an executive officer’s performance-based incentive compensation (including equity awards) may be recovered if there is a restatement of the Company’s materially inaccurate financial results and the executive officer engaged in fraud or illegal conduct which materially contributed to the inaccurate financial results.

Insider Trading Policy

Our insider trading policy prohibits directors, employees and certain family members from purchasing or selling any type of security, whether issued by us or another company, while aware of material non-public information relating to the issuer or from providing such material non-public information to any person who may trade while aware of such information. Trading by our officers and directors, as well as other employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, is restricted to certain quarterly trading windows. While we do not have a policy that specifically prohibits executive officers from hedging the economic risk of stock ownership in Jabil stock, we discourage our executive officers from entering into certain types of hedges with respect to Jabil securities. In addition, federal securities laws prohibit the executive officers from selling “short” our stock.

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Executive Share Ownership Requirements

Jabil has minimum share ownership requirements for Jabil’s executive officers. The executive officers are expected to own a minimum dollar value of shares equal to a multiple of their respective base salaries, as follows:

Categories	Multiple of Salary
Chief Executive Officer	6x
President and Chief Financial Officer	3x
Executive Vice Presidents	3x

Shares to be counted toward these requirements include shares deemed to be beneficially owned under federal securities laws (excluding shares under vested SARs) and unvested time-based restricted stock and RSUs. The share ownership requirements are expected to be met within five years of becoming an executive officer. During the five-year period, executive officers generally are required to retain 50% of after-tax shares until ownership requirements have been met. If requirements have not been met during the period, or if an executive officer falls below the ownership requirements after the five-year period, then 100% of after-tax shares generally are to be retained until requirements are met. Stock ownership is reviewed by the Compensation Committee at each January annual meeting of stockholders, and the calculation for ownership value is the number of shares owned by the executive on the first trading day of January multiplied by Jabil’s average stock price for the preceding two months. All those who were NEOs as of the January 2018 Annual Meeting of Stockholders were in compliance with the share ownership requirements, other than Mr. Wilson, who was promoted to Executive Vice President during the 2018 fiscal year and became subject to a higher ownership multiple.

Accounting for Share-Based Compensation

Before we grant share-based compensation awards, or modify previously granted awards, we consider the accounting impact of the proposed award or modification.

Say-On-Pay Advisory Vote on Executive Compensation

We provided stockholders with a “say-on-pay” advisory vote on executive compensation during the Annual Meeting of Stockholders held in January 2018. More than 98% of the votes cast on the say-on-pay proposal were cast “For” the approval of the compensation of our NEOs as disclosed in the proxy statement distributed in connection with that annual meeting. The Compensation Committee evaluated the results of the say-on-pay vote and in light of the substantial support for our executive compensation program, it did not make any changes to the executive compensation program and policies for fiscal year 2018 compensation based on the stockholder voting results. The Compensation Committee will continue to consider the outcome of future say-on-pay votes when making future compensation decisions for the NEOs.

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NEO Fiscal Year 2018 Compensation

Some of our named executive officers received salary increases in fiscal year 2018. There were also no changes to any executive’s target annual incentive award opportunity (established as a percent of base salary) other than Mr. Wilson, whose target annual incentive award opportunity was increased in connection with his promotion to Executive Vice President. The table below displays fiscal year 2018 salary and annual cash incentive compensation structures.

NEO	Fiscal Year 2018 Salary	Fiscal Year 2018 Target Annual Incentive (as a % of salary)
Mondello	$1,150,000	150%
Alexander	$720,000	120%
Peters	$700,000	120%
Wilson	$550,000	100%
Borges	$520,000	90%

NEO Annual Cash Incentives

Definitions for Annual Cash Incentive Metric. The Compensation Committee defined the metrics for the annual cash incentives, which differ from the Company’s publicly disclosed financial results, at the time compensation was set at the beginning of fiscal year 2018. The following definitions were used for the corporate metrics:

•	Corporate Adjusted NCOI (Non-GAAP) (“CANCOI”): Operating income as calculated under U.S. generally accepted accounting principles (“U.S. GAAP”) before amortization of intangibles, stock-based compensation expense and related charges, restructuring and related charges under Board approved plans and goodwill impairment charges. The calculation generally excludes the impact of any income or expense associated with acquisition activity and divestitures that close on or before August 31, 2018. The impact of any income or expense associated with our binding offer to form a strategic collaboration with Johnson & Johnson Medical Devices Companies shall be excluded. The net impact of any asset impairments, costs and/or losses associated with the business interruption at our operations in Puerto Rico as a result of Hurricane Maria will also be excluded. This metric may also be adjusted if certain customer revenue exceeds or falls below expected levels.
•	Corporate Adjusted ROIC (Non-GAAP) (“CAROIC”): The summation of the quarterly net core ROIC (Non-GAAP) divided by four. Net core ROIC is defined as CANCOI (as defined above), net of tax plus the tax effect of interest expense divided by the average total debt and stockholder’s equity balances less the average cash and cash equivalent balance. The calculation generally excludes the impact of any income or expense associated with acquisition activity and divestitures that close on or before August 31, 2018. The impact of any income or expense associated with our binding offer to form a strategic collaboration with Johnson & Johnson Medical Devices Companies shall be excluded. The net impact of any asset impairments, costs and/or losses associated with the business interruption at our operations in Puerto Rico as a result of Hurricane Maria will also be excluded.

Mr. Wilson’s award is also subject to metrics associated with our Green Point division and Mr. Borges’ award is also subject to metrics associated with our Healthcare division, with the following definitions used when the Compensation Committee established each of their annual cash incentive performance metrics associated with the respective division:

•	Division NCOI applicable to Mr. Borges’ award differs from Corporate CANCOI in that it is not subject to adjustment if certain customer revenue exceeds or falls below expected levels.
•	Division Net Core ROIC: [CANCOI (defined above) x (1-tax rate)] / ROIC Total Net Assets; this metric covers the entire fiscal year (the sum of the quarterly metric divided by four). For our Green Point division, ROIC Total Net Assets = Working Capital + Fixed Assets + Goodwill & Intangibles. For our Healthcare division, the calculation of ROIC Total Net Assets is the same except that it excludes Goodwill & Intangibles. The calculation generally excludes the impact of any income or expense associated with acquisition activity and divestitures that close on or before August 31, 2018. The impact of any income or expense associated with our binding offer to form a strategic collaboration with Johnson & Johnson Medical Devices Companies shall be excluded. The net impact of any asset impairments, costs and/or losses associated with the business interruption at our operations in Puerto Rico as a result of Hurricane Maria will also be excluded.

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Selection and Weighting of Performance Measures. Each year, the Compensation Committee selects the metrics to be used to measure NEO performance. For fiscal year 2018, the Compensation Committee evaluated the performance of each of the NEOs using corporate and divisional CANCOI and CAROIC. For Corporate CANCOI measurement, performance against consolidated goals determine 40% of overall corporate funding, and performance of the EMS and DMS segments versus their respective goals each contribute 30% to overall corporate funding. All of our NEOs have corporate metrics, and Mr. Wilson and Mr. Borges also have divisional metrics, as Mr. Wilson leads our Green Point division and Mr. Borges leads our Healthcare division.

The short-term incentive goals were allocated as follows:

	CORPORATE METRICS		DIVISION METRICS
	CANCOI	CAROIC	NCOI	ROIC
Mondello	70%	30%	-	-
Alexander	70%	30%	-	-
Peters	70%	30%	-	-
Wilson	25%	-	50%	25%
Borges	25%	-	50%	25%

Determination of Incentive Goals and Objectives. The Compensation Committee set the CANCOI and CAROIC goals and related performance levels for fiscal year 2018 early in the fiscal year. The financial performance metrics were selected from those authorized in the Short-Term Incentive Plan. The Compensation Committee then determined how the actual achievement of the financial performance metrics would translate into the calculation of each NEO’s fiscal year 2018 cash incentives. Our businesses are cyclical and performance in some areas and divisions is highly correlated to market demand for our customers’ products. In such businesses, it is not uncommon for markets and business opportunities to fluctuate in the short term while growing in the long term. When setting CANCOI targets for a given year, the Company considers prior year performance, prevailing macro-economic conditions, and assumed market demand and uses these as benchmarks to establish appropriate goals.

The following tables show the goals established by the Compensation Committee and used to calculate each NEO’s fiscal year 2018 annual cash incentive payout. Performance below the threshold for the metric results in no payout and maximum payout is capped at 200%. The CANCOI goals for the corporate and Green Point components are subject to certain adjustments if actual revenue exceeds or falls below expected levels. To simplify the presentation, certain intermediate performance levels are not shown; however, payouts were determined by linear interpolation when financial performance occurred between data points in the performance/payout schedules.

Corporate Financial Performance Goals – CANCOI

(numbers in millions)

Metric	Threshold	Target(1)	Maximum	2018 Actual	Percentage Attained	Weight
Corporate CANCOI	$667	$757	$830	$737	100%	40%
EMS CANCOI	$445	$493	$550	$495	100%	30%
DMS CANCOI	$224	$286	$355	$322	123%	30%
Total Percentage Attained					107%

(1)	The targets shown are the midpoint of their respective ranges. Performance within each range generates a 100% percentage attained. The range for Corporate CANCOI is $727-$787 million.

Corporate Financial Performance Goals - CAROIC

Metric	Threshold	Target	Maximum	2018 Actual	Percentage Attained
Corporate CAROIC	15.6%	17.1%	18.6%	16.8%	94%

A portion of Mr. Wilson’s and Mr. Borges’ annual cash incentives are tied to the financial performance of Jabil’s Green Point and Healthcare divisions, respectively. Our Green Point and Healthcare divisions are not separate operating or reporting segments for financial reporting purposes. Three levels of performance were established for fiscal year 2018, with the levels structured to be moderately challenging (threshold level, or 80-90% of the operating plan amounts),

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challenging (target level, or 100% of the operating plan amounts) and significantly challenging (maximum level, or 110-120% of the operating plan amounts) to achieve.

Actual Cash Incentive Achievement. The actual achievement attained for the short-term incentives with CANCOI was between the target and maximum level of performance.

	CORPORATE METRICS
	CANCOI		CAROIC
PERFORMANCE LEVEL ATTAINED	Achieved performance of $737 million		Achieved performance of 16.8%
	% of Achievement	Weighting as % of Bonus Target	% of Achievement	Weighting as % of Bonus Target
Mondello	107%	70%	94%	30%
Alexander	107%	70%	94%	30%
Peters	107%	70%	94%	30%
Wilson	107%	25%	-	-
Borges	107%	25%	-	-

The division net core operating income (Non-GAAP) component of Mr. Borges’ incentive funded at 169% of target and the division net core ROIC (Non-GAAP) component funded at 200%. In aggregate, including the portion of his target incentive based upon Corporate CANCOI performance, Mr. Borges earned 161% of his target incentive.

The division net core operating income (Non-GAAP) component of Mr. Wilson’s incentive funded at 188% of target and the division net core ROIC (Non-GAAP) component funded at 200%. Based upon a recommendation from the CEO, the committee applied a negative adjustment of $100,000 to Mr. Wilson’s payout due to a customer write-off occurring in the division he managed prior to his role with Green Point. In aggregate, including the portion of his target incentive based upon Corporate CANCOI performance Mr. Wilson earned 153% of his target incentive.

NEO Long-Term Incentives

Actual Performance Results for Prior Long-Term Incentive Awards. In fiscal year 2016 Jabil made two long-term, performance-based incentive awards that had performance measurement periods ending on August 31, 2018, one subject to cumulative core EPS (Non-GAAP) performance goals and one subject to total shareholder return goals. The specific quantitative performance goals for these long-term awards were previously disclosed by Jabil in its proxy statement covering the fiscal year the grant was made. The following summarizes the quantitative performance goals:

	Award	Performance	Performance	Cumulative Core EPS
Grant Date	Type	Goal	Period	Threshold	Target	Maximum	Result
10/14/2015	Performance-Based RSU	Cumulative Core EPS	FY16-FY18	$7.57	$8.90	$10.24	$5.17

For the fiscal year 2016 EPS-based awards, actual performance was $5.17, resulting in no vesting for the performance measurement period ending August 31, 2018.

	Award	Performance	Performance	Total Shareholder Return
Grant Date	Type	Goal	Period	25th Pct.	50th Pct.	75th Pct.	Result (46th Pct.)
10/14/2015	Performance-Based RSU	TSR	FY16-FY18	0%	100%	200%	83% vest

For the fiscal year 2016 TSR-based awards, actual performance was at the 46th percentile, resulting in a payout of 83% of target for the measurement period ending August 31, 2018.

Definitions for Long-Term Incentive Metrics Granted in Fiscal Year 2018. The following definitions apply to the long-term, performance-based incentive compensation awards made during fiscal year 2018 and will differ from the Company’s publicly disclosed financial results:

•	Cumulative core EPS (Non-GAAP) is the sum of the Company’s adjusted core earnings per share (Non-GAAP) during the three-year performance period beginning September 1, 2017 and ending on August 31, 2020.

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•	Adjusted core earnings per share (Non-GAAP) is the Company’s U.S. GAAP net income adjusted to exclude the following: (1) amortization of intangible assets, (2) stock-based compensation expense and related charges, (3) goodwill impairment charges, net of any tax related implications, (4) the cumulative effect of changes in GAAP and/or tax laws and regulations not previously contemplated in the Company’s Cumulative EPS target and (5) any other unusual or nonrecurring gains or losses which are separately identified and quantified, including the acquisition and integration costs associated with the Company’s strategic collaboration with Johnson & Johnson Medical Devices Companies and charges associated with the previously approved Board restructuring plans, divided by the weighted average number of outstanding shares determined in accordance with GAAP, subject to the discretion of the Compensation Committee.
•	Total Shareholder Return (“TSR”) is the percentage rate of return from the beginning stock price (as defined below) to the closing stock price (as defined below) of Jabil’s common stock and the common stock of each relevant company in the S&P Supercomposite Technology Hardware and Equipment Index, as applicable, assuming reinvestment of all dividends and other distributions paid during the performance period. For purposes of the preceding sentence, the beginning stock price means the average stock price for the 90-day period ending 60 days after the first day of the performance period. The closing stock price means the average stock price for the 90-day period ending 30 days after the last day of the performance period.

Long-Term Compensation. For fiscal year 2018, the Compensation Committee granted the NEOs performance-based RSU awards and time-based RSU awards, with the potential to achieve the most value placed on the performance-based grant. Each NEO received a number of performance-based RSU awards that were based on an EPS metric and a number of performance-based RSU awards that were based on the Relative TSR metric. The Compensation Committee granted RSUs with accumulated dividend equivalents, which allow for a cash payment upon vesting of the same amount that would have been paid in dividends during the vesting period (without interest).

Performance-Based Equity Awards. These awards are at-risk and variable. Each NEO received an award of RSUs with vesting based on the achievement of cumulative core EPS (Non-GAAP) during the performance period starting in fiscal year 2018 and ending in fiscal year 2020. In addition, each NEO received an award of RSUs with vesting based on the achievement of Relative TSR during the performance period starting in fiscal year 2018 and ending in fiscal year 2020. The Compensation Committee believes that measuring performance against a multi-year measurement of cumulative core EPS (Non-GAAP) aligns the NEOs’ compensation with stockholders’ interests over a longer-term horizon, which alignment with stockholders’ interests is further enhanced by granting an additional award measuring performance against a multi-year measurement based on Relative TSR.

The awards contain a threshold performance level that must be achieved in order for any performance-based RSUs to vest. The achievement of the applicable performance goal (cumulative core EPS (Non-GAAP) or Relative TSR) at the end of the three-year period determines the corresponding number of RSUs that will vest. With respect to the cumulative core EPS (Non-GAAP) performance goal, the vesting is 20% at threshold performance, 100% at target performance and 150% at maximum performance. With respect to the Relative TSR performance goal, the vesting is 0% at threshold performance, 100% at target performance and 200% at maximum performance.

Performance results between a threshold level and target level or between a target level and maximum level are determined by means of interpolation. Performance-based RSUs were granted at the start of fiscal year 2018 and determination of vesting will occur following the close of fiscal year 2020. Three-year goals are established by the Compensation Committee based upon the Company’s long-term financial plan, reviews of analyst expectations and historical financial performance. Target levels are intended to be “stretch” goals, requiring significant growth in the Company’s cumulative core EPS (Non-GAAP), or Relative TSR, over the three-year performance period in order to pay out at or above target.

For additional information relating to the terms and conditions of our performance-based awards, see the notes to the Grants of Plan-Based Awards in Fiscal Year 2018 table.

Time-Based Awards. The time-based awards made to the NEOs for fiscal year 2018 vest at the rate of 30% on the first anniversary of the date of grant, 30% on the second anniversary of the date of grant, and the remaining 40% on the third anniversary of the date of grant. The Compensation Committee believes that providing time-based awards supports our guiding principle of competitiveness and promotes retention. The Compensation Committee chose the graduated vesting schedule to further the goal of retention, as the greatest percentage of shares vests in the third year after the grant. Additionally, time-based awards comprise a minority of the NEOs’ fiscal year 2018 long-term incentive award opportunity.

Chief Executive Officer Compensation for Fiscal Year 2018

Chief Executive Officer target cash compensation increased slightly in fiscal year 2018. The Compensation Committee reviewed current market data as part of its regular annual review of CEO compensation, which includes both peer group and compensation survey data. This analysis showed that Mr. Mondello’s fiscal year 2018 salary was approximately 7% below the market median, target total cash compensation (salary plus target annual cash incentive) was approximately 8% below the market median and target total direct compensation (target total cash compensation plus the target value of

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 35

long-term incentives granted) was 2% below the market median. Mr. Mondello does not receive any pension benefits, severance commitments, change in control excise tax gross-up commitments or perquisites. Additional items of CEO compensation are generally those available to all salaried U.S. employees (such as 401(k) matching contributions).

Compensation Committee Report

The following Compensation Committee Report does not constitute soliciting material and the Report should not be deemed filed or incorporated by reference into any other previous or future filings by Jabil under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that Jabil specifically incorporates this Report by reference therein.

The Compensation Committee has reviewed and discussed with management the “Compensation Discussion and Analysis” section of this Proxy Statement. Based on its review and discussion, the Compensation Committee has recommended to the Board and the Board has approved, that this Compensation Discussion and Analysis be included in this Proxy Statement for the Annual Meeting of Stockholders and incorporated by reference in Jabil’s Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

By the Compensation Committee

David M. Stout (Chair) ӏ Martha F. Brooks ӏ John C. Plant

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Summary Compensation Table

The following table summarizes the compensation of our NEOs for fiscal year 2018, 2017 and 2016 except as indicated below. The NEOs are our Chief Executive Officer, our Chief Financial Officer, and each of our next three most highly compensated executive officers based upon their total compensation during fiscal year 2018.

Name and Principal Position	Fiscal Year	Salary ($)(1)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(3)	All Other Compensation ($)(4)	Total ($)
Mark T. Mondello Chief Executive Officer	2018	1,150,000	8,452,294	—	1,778,475	15,596	11,396,365
	2017 2016	1,100,000 1,100,000	7,928,800 9,407,614	— —	2,813,250 —	10,800 10,800	11,852,850 10,518,414
Forbes I.J. Alexander(5) Chief Financial Officer	2018	720,000	2,107,245	—	890,784	9,931	3,727,960
	2017	700,000	2,402,427	—	1,432,200	10,800	4,545,427
	2016	700,000	2,826,524	—	—	10,800	3,537,324
William E. Peters(6) President	2018	700,000	2,107,245	—	866,040	7,538	3,680,823
	2017	700,000	2,402,427	—	1,432,200	10,800	4,545,427
	2016	700,000	2,826,524	—	—	10,800	3,537,324
Kenneth S. Wilson(7) Executive Vice President, CEO, Green Point	2018	550,000	1,371,951	—	839,125	340,635	3,101,711

Steven D. Borges(7) Executive Vice President, CEO, Healthcare	2018	520,000	1,175,574	—	754,650	635,819	3,086,043

(1) The “Salary” column reflects the salaries for the fiscal year on an accrual basis, including any amount deferred under Jabil’s Executive Deferred Compensation Plan. See “Non-Qualified Deferred Compensation in Fiscal Year 2018.”

(2) The “Stock Awards” column contains both performance-based and time-based RSU awards and assumes a target level of achievement for the performance-based awards. Amounts reflect the aggregate grant date fair value of the awards pursuant to ASC 718, excluding the effect of estimated forfeitures related to service-based vesting conditions. The assumptions used for the valuations are set forth in Note 11 to our audited consolidated financial statements in our Annual Report on Form 10-K for the fiscal year ended August 31, 2018.

For the performance-based RSUs in this column, assuming that the highest level of performance conditions will be achieved (EPS at 150% maximum and TSR at 200% maximum) the grant date fair value for each NEO would be as follows:

Name	Fiscal Year	Maximum Value ($)
Mondello	2018	12,886,285
Alexander	2018	3,212,685
Peters	2018	3,212,685
Wilson	2018	2,091,663
Borges	2018	1,792,268

See the “Grants of Plan-Based Awards in Fiscal Year 2018“ table and the “Compensation Discussion and Analysis” for information with respect to RSU awards made in fiscal year 2018 and the Outstanding Equity Awards at 2018 Fiscal Year End table with respect to RSU awards made prior to fiscal year 2018. Amounts reflect our accounting for these grants and do not correspond to the actual values that may be realized by the NEOs.

(3) Amounts shown under the “Non-Equity Incentive Plan Compensation” column represent annual incentive award amounts under our Short-Term Incentive Plan for services performed in each fiscal year including any amount deferred under Jabil’s Executive Deferred Compensation Plan. For additional information about our Short-Term Incentive Plan and these payouts see “Compensation Discussion and Analysis”, “Non-Qualified Deferred Compensation in Fiscal Year 2018” and the Grants of Plan-Based Awards in Fiscal Year 2018 table.

(4) The amounts shown include the following Company contributions under Jabil’s 401(k) plan: $11,000 for each of Mr. Mondello and Mr. Borges, $9,931 for Mr. Alexander, $7,538 for Mr. Peters, and $12,463 for Mr. Wilson. The amount shown for Mr. Mondello also includes $4,596 for an executive physical. The amount shown for Mr. Borges also includes $3,350 for tax preparation services, a $60,215 tax equalization payment, $116,373 in tax gross-ups, and $441,882 in relocation costs, all associated with relocation costs. The amount shown for Mr. Wilson also includes $3,350 for tax preparation services, a $49,580 tax equalization payment, $28,870 in tax gross-ups, $42,590 in relocation costs, a $44,333 cost-of-living adjustment, a $188,325 housing allowance, $53,285 in transporation costs and $17,000 in home-leave expenses all associated with relocation costs.

(5) Mr. Alexander retired from his role as Executive Vice President and Chief Financial Officer effective August 31, 2018.

(6) Mr. Peters will retire from the Company December 31, 2018.

(7) Messrs. Wilson and Borges became named executive officers for the first time in fiscal 2018.

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Grants of Plan-Based Awards in Fiscal Year 2018

The following table provides information about cash and equity incentive compensation awarded to our NEOs in fiscal year 2018, including: (i) the grant date of awards; (ii) the range of possible cash payouts under our Short-Term Incentive Plan for fiscal year 2018 performance for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iii) the range of shares that may be earned under our performance-based RSU awards for achievement of pre-specified levels of performance (over the performance period as described in the “Compensation Discussion and Analysis” section of this Proxy Statement); (iv) the number of time-based RSUs granted (which are included in the “All Other Stock Awards: Number of Shares of Stock or Units” column); (v) the number and exercise price of market-based RSUs granted; and (vi) the grant date fair value of performance-based RSUs and time-based RSUs computed under ASC 718.

Name	Grant Date	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)				All Other Stock Awards: Number of Shares of Stock or Units (#)	Grant Date Fair Value of Stock Awards ($)(4)
		Threshold ($)	Target ($)	Maximum ($)	Type (3)	Threshold (#)	Target (#)	Maximum (#)
Mondello	10/19/2017	370,875	1,725,000	3,450,000	—	—	—	—	—	—
	11/20/2017				EPS	18,852	94,260	141,390	—	2,786,326
	10/19/2017				TSR	1	94,260	188,520	—	3,040,827
	10/19/2017				TBRS	—	—	—	94,260	2,625,141
Alexander	10/19/2017	185,760	864,000	1,728,000	—	—	—	—	—	—
	11/20/2017				EPS	4,700	23,500	35,250	—	694,660
	10/19/2017				TSR	1	23,500	47,000	—	758,110
	10/19/2017				TBRS	—	—	—	23,500	654,475
Peters	10/19/2017	180,600	840,000	1,680,000	—	—	—	—	—	—
	11/20/2017				EPS	4,700	23,500	35,250	—	694,660
	10/19/2017				TSR	1	23,500	47,000	—	758,110
	10/19/2017				TBRS	—	—	—	23,500	654,475
Wilson	10/19/2017	116,875	550,000	1,100,000	—	—	—	—	—	—
	11/20/2017				EPS	3,060	15,300	22,950	—	452,268
	10/19/2017				TSR	1	15,300	30,600	—	493,578
	10/19/2017				TBRS	—	—	—	15,300	426,105
Borges	10/19/2017	99,450	468,000	936,000	—	—	—	—	—	—
	11/20/2017				EPS	2,622	13,110	19,665	—	387,532
	10/19/2017				TSR	1	13,110	26,220	—	422,929
	10/19/2017				TBRS	—	—	—	13,110	365,114
(1)	The “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” column shows the range of possible cash payouts for the awards granted October 19, 2017. For additional information related to the annual cash incentive awards, including performance goals, measures and weighting for the annual cash incentive awards, see “Compensation Discussion and Analysis.” For actual annual cash incentive award payout amounts for fiscal year 2018, see the “Non-Equity Incentive Plan Compensation” column of the Fiscal Year 2018 Summary Compensation Table.
(2)	The “Estimated Future Payouts Under Equity Incentive Plan Awards” column shows the range of shares that may be earned in respect of performance-based RSUs granted under our 2011 Stock Incentive Plan in fiscal year 2018. For additional information related to the performance period, performance measures and targets, see “Compensation Discussion and Analysis”. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of “Compensation Discussion and Analysis” for treatment of dividends under RSU awards. See “Potential Payments Upon Termination or a Change in Control” and “Other Compensation Policies and Considerations” under the “Compensation Discussion and Analysis” for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The type of award refers to awards’ vesting criteria and related terms. “EPS” refers to performance-based RSU awards based on cumulative core EPS (Non-GAAP) targets, with performance measured over a three year performance period. “TSR” refers to performance-based RSU awards based on the Company’s total shareholder return relative to the total shareholder return of the companies in the S&P SupercompositeTechonology Hardware and Equipment Index, with performance measured over a three year performance period. “TBRS” refers to time-based RSU awards, which vest based on continued service over a three year vesting period.
(4)	The “Grant Date Fair Value of Stock Awards” column shows the full grant date fair value of the performance- and time-based RSUs granted to the NEOs in fiscal year 2018. The grant date fair value of the awards is determined under ASC 718 and represents the amount we would expense in our financial statements over the vesting schedule for the awards. In accordance with SEC rules, the amounts in this column reflect the actual ASC 718 accounting cost without reduction for estimates of forfeitures related to service-based vesting conditions. The fair value of each share underlying an EPS performance-based award for this purpose is equal to the closing price per share of a share of our common stock on the grant date and assumes target-level achievement. The fair value of each share underlying a TSR performance-based award for this purpose is measured on the date of grant using a Monte Carlo valuation model, which utilizes multiple input variables to determine the probability of the Company achieving the specified market conditions, and assumes target-level achievement.

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 38

Outstanding Equity Awards at 2018 Fiscal Year End

The following table provides information regarding outstanding unexercised SARs and unvested RSU awards held by each of our NEOs as of August 31, 2018. Each grant of SARs or unvested RSU awards is shown separately for each NEO.

		SAR Awards(1)				Stock Awards
Name	Award Grant Date	Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(2)	Market Value of Shares or Units of Stock That Have Not Vested ($)(3)	Equity Incentive Plan Awards: Number of Unearned Shares Units or Other Rights that Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($)(5)
Mondello	10/14/2015	-	-	-	-	48,820	1,443,119	244,100	7,215,596
	10/19/2016	-	-	-	-	77,000	2,276,120	110,000	3,251,600
	10/20/2016	-	-	-	-	-	-	110,000	3,251,600
	10/19/2017	-	-	-	-	94,260	2,786,326	94,260	2,786,326
	11/20/2017	-	-	-	-	-	-	94,260	2,786,326
Alexander	10/16/2014	65,000	-	18.49	10/16/2021	-	-	-	-
	10/14/2015	-	-	-	-	14,668	433,586	73,340	2,167,930
	10/19/2016	-	-	-	-	23,331	689,664	33,330	985,235
	10/20/2016	-	-	-	-	-	-	33,330	985,235
	10/19/2017	-	-	-	-	23,500	694,660	23,500	694,660
	11/20/2017	-	-	-	-	-	-	23,500	694,660
Peters	10/16/2014	75,000		18.49	10/16/2021	-	-	-	-
	10/14/2015	-	-	-	-	14,668	433,586	73,340	2,167,930
	10/19/2016	-	-	-	-	23,331	689,664	33,330	985,235
	10/20/2016	-	-	-	-	-	-	33,330	985,235
	10/19/2017	-	-	-	-	23,500	694,660	23,500	694,660
	11/20/2017	-	-	-	-	-	-	23,500	694,660
Wilson	10/14/2015	-	-	-	-	3,696	109,254	9,240	273,134
	10/19/2016	-	-	-	-	7,035	207,955	-	-
	10/20/2016	-	-	-	-	-	-	4,950	146,322
	1/26/2017	-	-	-	-	2,345	69,318	1,650	48,774
	10/19/2017	-	-	-	-	15,300	452,268	15,300	452,268
	11/20/2017	-	-	-	-	-	-	15,300	452,268
Borges	10/14/2015	-	-	-	-	6,668	197,106	33,340	985,530
	10/19/2016	-	-	-	-	11,669	344,936	16,670	492,765
	10/20/2016	-	-	-	-	-	-	16,670	492,765
	10/19/2017	-	-	-	-	13,110	387,532	13,110	387,532
	11/20/2017	-	-	-	-	-	-	13,110	387,532
(1)	The base price for the SAR awards for fiscal year 2015 is the closing price of a share of our common stock on the date of grant, in accordance with the terms of our 2011 Stock Incentive Plan. All SARs are settled in shares of our common stock. In the event of termination of employment for any reason other than retirement, SARs may be exercised only to the extent they were vested on the date of termination. SARs expire 10 years from the date of grant, subject to earlier termination if the grantee’s employment terminates in certain circumstances. In the event of termination for any reason other than retirement, death or disability, SARs may be exercised during the 30-day period following termination. In the event of death or disability, SARs remain exercisable for a period of 12 months but in no event after the stated expiration date of the award. In the event of retirement, SARs remain exercisable for a specified period of time based upon the NEO’s age and/or years of service with Jabil.
(2)	These are grants of time-based RSUs and will cease being restricted at the rate of 30% on the first anniversary of the grant date, 30% on the second anniversary of the grant date, and 40% on the third anniversary of the grant date. The NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(3)	The market value shown was determined by multiplying the number of shares of stock that have not vested by $29.56, the closing market price of Jabil common stock on August 31, 2018.

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 39

(4)	These amounts represent the number of shares of performance-based RSUs including the relative TSR RSUs granted in fiscal years 2018, 2017 and 2016. The performance periods and threshold, target, and maximum levels of achievement for performance-based RSUs including the relative TSR RSUs are described in the “Compensation Discussion and Analysis.” The number of shares and related values as of August 31, 2018 represent the award at target level of achievement. Actual results may cause our NEOs to earn more or fewer shares. During the performance period, the NEO will accrue dividend equivalents on RSUs equal to the cash dividend or distribution that would have been paid on the RSU had the RSU been an outstanding share of common stock on the record date for the dividend or distribution. Such accrued dividend equivalents will vest and become payable upon the same terms and at the same time of settlement as the RSUs to which they relate. See the “Long-Term Compensation” portion of the “Compensation Discussion and Analysis” section for treatment of dividends under RSU awards. See the “Potential Payments Upon Termination or a Change in Control” section and the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section for treatment of RSU awards upon a change in control and upon termination of employment due to retirement, death or disability.
(5)	The market value shown was determined by multiplying the number of shares of unearned performance-based RSUs at the applicable level of performance described in footnote (4) by $29.56, the closing market price of Jabil common stock on August 31, 2018.

Option Exercises and Stock Vested in Fiscal Year 2018

Our NEOs acquired the following shares upon the exercise of options (including SARs) and vesting of stock awards during fiscal year 2018.

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Mondello	-	-	297,477	8,565,881
Alexander	-	-	92,846	2,673,734
Peters	20,000	141,000	100,027	2,880,948
Wilson	-	-	20,507	587,091
Borges	-	-	45,385	1,307,220
(1)	The value realized upon the exercise of stock options and SARs is the difference between the exercise or base price and the market price of our common stock upon exercise for each option or SAR. The value realized was determined without considering any taxes that were owed upon exercise.
(2)	The value realized upon vesting is determined by multiplying the number of shares that vested by Jabil’s closing stock price per share on the day prior to the vesting date. The value realized was determined without considering any taxes that were owed upon vesting.

Non-Qualified Deferred Compensation in Fiscal Year 2018

In fiscal year 2018, we permitted NEOs to elect to defer a portion of salary and annual incentive awards under the Jabil Inc. Executive Deferred Compensation Plan. The following table shows cash compensation that was deferred by our NEOs, the aggregate earnings and aggregate withdrawals or distributions during fiscal year 2018, and the aggregate balance as of August 31, 2018. For additional information on this plan, see the “Other Compensation Policies and Considerations” portion of the “Compensation Discussion and Analysis” section.

Name	NEO Contributions in Fiscal Year 2018 ($)(1)	Registrant Contributions in Fiscal Year 2018 ($)	Aggregate Earnings in Fiscal Year 2018 ($)	Aggregate Withdrawals / Distributions ($)	Aggregate Balance as of August 31, 2018 ($)
Mondello	-	-	-	-	-
Alexander	429,660	-	113,564	-	1,298,147
Peters	-	-	-	-	-
Wilson	-	-	-	-	-
Borges	-	-	-	-	-

(1)	In fiscal year 2018, Mr. Alexander deferred his fiscal 2017 annual incentive payment.

Potential Payments Upon Termination or a Change in Control

Jabil’s NEOs do not have pre-existing employment or severance agreements. Accordingly, upon a termination with or without cause, or following a change in control or for any other reason, the only cash amounts the applicable NEO(s) receive are salary and bonus earned to the date of termination, unless Jabil decides at that time to voluntarily make some type of cash severance payment.

The Compensation Committee may, in its discretion, award a bonus to our NEOs for the year of retirement, pro-rated for service through the date of retirement. The only other scenarios in which our NEOs may receive additional amounts are in

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 40

connection with accelerated or continued vesting of outstanding equity awards following a change in control, retirement, death or disability.

In the event of a change in control, awards outstanding under the 2002 Stock Incentive Plan and the 2011 Stock Incentive Plan will accelerate on the first anniversary of the change in control if the NEO has remained an employee, consultant or non-employee director or, if earlier, on the date the NEO is terminated without cause or resigns for good reason. With respect to the 2011 Stock Incentive Plan, the preceding discussion assumes that the outstanding awards are continued, assumed or replaced in connection with the change in control by the surviving or successor entity or its parent. If the awards are not continued, assumed or replaced, then the awards will be immediately fully vested on the change in control or, at the discretion of the Compensation Committee, such awards may be terminated and cashed out. These provisions are more fully discussed in “Compensation Discussion and Analysis – Change in Control Arrangements” above.

In general, upon termination of employment, all unvested RSUs are forfeited unless (i) there is a change in control or (ii) in the case of RSUs, the NEO is retirement-eligible, dies or becomes disabled. Awards that contain retirement, death or disability provisions may vest in whole or in part as discussed in the “Compensation Discussion and Analysis – Other Compensation Policies and Considerations” above.

The following table sets forth the additional amounts that could have been payable or realizable by Jabil and realized by each NEO if termination of his employment were to have occurred as of August 31, 2018 for these scenarios. Amounts payable or realizable upon termination due to a change in control would be payable in a lump sum payment. The value upon continued vesting of equity awards (which would occur upon termination due to retirement, termination due to death and termination due to disability) would be realizable upon the respective vesting dates.

All NEOs	Termination Due to Change in Control ($)		Termination Due to Retirement ($)		Termination Due to Death ($)		Termination Due to Disability ($)
Equity	All unvested equity grants would be accelerated, resulting in these values:		Unvested performance-based and time-based RSUs would continue to vest, resulting in these values:		Unvested performance-based and time-based RSUs would vest immediately, resulting in these values:		Unvested time-based RSUs would vest immediately and unvested performance–based RSUs would continue to vest, resulting in these values:
	Mondello	25,797,012	Mondello	24,682,482	Mondello	19,914,178	Mondello	19,914,178
	Alexander	7,345,630	Alexander	7,345,630	Alexander	5,762,594	Alexander	5,762,594
	Peters	7,345,630	Peters	7,345,630	Peters	5,762,594	Peters	5,762,594
	Wilson	2,211,561	Wilson	-	Wilson	1,543,505	Wilson	1,543,505
	Borges	3,675,698	Borges	3,520,685	Borges	2,830,478	Borges	2,830,478

The values above represent achievement of the target amount that could be realized at the market closing price on August 31, 2018. The only equity grants that were unvested at August 31, 2018 are RSU grants as all options and SARs have vested as of August 31, 2018.

CEO Pay Ratio

In accordance with Section 953(b) of the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and Item 402(u) of Regulation S-K (“Item 402(u)”), we are providing the ratio of the annual total compensation of our CEO to the annual total compensation of our median associate. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules and is based on our payroll and employment records and the methodology described below. In calculating the pay ratio, SEC rules allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions reflecting their unique employee populations. Therefore, our reported pay ratio may not be comparable to that reported by other companies due to differences in industries, scope of international operations, business models and scale, as well as the different estimates, assumptions, and methodologies applied by other companies in calculating their respective pay ratios.

Considered Population. As of August 31, 2018, we employed approximately 129,125 associates worldwide that meet the definition of employee under Item 402(u), other than our CEO. As permitted by SEC rules, in order to determine our median associate, we excluded approximately 5% of our total associate population or approximately 6,585 associates outside of the U.S. from the following countries: Estonia (1), Ukraine (3,175) and Vietnam (3,409). Therefore, an aggregate associate population of approximately 122,540 was considered (the “considered population”) in determining our median associate.

Identifying our Median Associate. In determining our median associate, we used fiscal year 2018 target total cash (base salary and target bonuses) to calculate annual total compensation. Adjustments were made to annualize the salaries of all newly-hired full-time associates in the considered population who did not work for the entire fiscal year 2018. For associates located outside the U.S., compensation was converted to U.S. dollars using the spot exchange rate

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 41

as of the last business day of the fiscal year (August 31, 2018). The annual total compensation for our median associate in fiscal 2018 was $5,091.

The fiscal 2018 annual total compensation of our CEO was $11,396,365, as set forth in the Summary Compensation Table. The ratio of our CEO’s annual total compensation to our median associates annual total compensation was 2,238:1.

To set some context for the above CEO pay ratio, as a large global manufacturing company, the nature of our operations relies significantly on employees outside the United States. Of the 129,125 associates included in our analysis, more than 94% are located outside the United States. The compensation elements and pay levels of our employees differ from country to country based on market trends as well as fluctuations in currency exchange rates. We annually conduct competitive market pay analysis in all of our countries we operate in to ensure we are competitive with local market practices.

Equity Compensation Plan Information

The following table provides a summary of our compensation plans under which equity securities of Jabil were authorized for issuance as of August 31, 2018:

PLAN CATEGORY			Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plamail dns(2)
	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights(1)
Equity Compensation Plans Approved by Security Holders:
2011 Stock Award and Incentive Plan	155,000	$18.49	12,837,158
2011 Employee Stock Purchase Plan	N/A	N/A	4,679,061
Restricted Stock Unit Awards	8,352,307(3)	N/A	N/A
TOTAL	8,507,307		17,516,219
Equity Compensation Plans Not Approved by Security Holders:
	—	—	—
(1)	The weighted-average exercise price does not take into account the shares issuable upon vesting of RSUs, which are not options, warrants or rights and have no exercise price.
(2)	All of the shares available for future issuance under the 2011 Stock Incentive Plan may be issued in connection with options, rights, restricted stock or other stock-based awards.
(3)	Amount reflects the number of shares issuable upon vesting of RSUs granted under the 2011 Stock Incentive Plan, which represents the maximum number of shares that can vest based on the achievement of certain performance criteria.

Other Procedural Matters

Jabil knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed proxy card to vote the shares they represent as Jabil may recommend. Jabil’s Annual Report on Form 10-K, as filed by Jabil with the SEC (excluding exhibits), is a portion of the Annual Report that is being made available, together with this Proxy Statement, to all stockholders entitled to vote at the Annual Meeting.

THE BOARD OF DIRECTORS

St. Petersburg, Florida

December 10, 2018

Jabil Inc. | Fiscal Year 2018 Proxy Statement | 42

.. RECEIVE FUTURE PROXY MATERIALS ELECTRONICALLY. Receiving stockholder material electronically via the Internet helps reduce Jabil's mailing and printing costs. To receive future proxy materials electronically, if made available by Jabil, go to: http://www.computershare.com/investor and follow the instructions provided. Your participation in this program will remain in effect until you cancel your enrollment. You are free to cancel your enrollment at any time by going to http://www.computershare.com/investor on the Internet. • IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• Proxy — JABIL INC. + PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF STOCKHOLDERS The undersigned hereby appoints ROBERT L. KATZ and SUSAN WAGNER-FLEMING, or either of them, each with power of substitution and revocation, as the proxy or proxies of the undersigned to represent the undersigned and vote all shares of the common stock of Jabil Inc. that the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of Jabil Inc., to be held at the Company’s headquarters, 10560 Dr. Martin Luther King Jr. Street North, St. Petersburg, Florida 33716, on Thursday, January 24, 2019, at 10:00 a.m., Eastern Time, and at any adjournments thereof, upon the matters set forth on the reverse side and more fully described in the Notice and Proxy Statement for said Annual Meeting and in their discretion upon all other matters that may properly come before said Annual Meeting and any adjournment thereof. THE SHARES COVERED BY THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE CHOICES MADE. WHEN NO CHOICE IS MADE, THIS PROXY WILL BE VOTED (1) FORALL LISTED NOMINEES FOR DIRECTOR, (2) FORRATIFICATION OF THE APPOINTMENT OF ERNST & YOUNG LLPAS JABIL’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCALYEAR ENDING AUGUST 31, 2019, (3) FORTHE APPROVAL (ON AN ADVISORY BASIS) OF JABIL’S EXECUTIVE COMPENSATION, (4) FORSUCH OTHER BUSINESS AS MAY PROPERLY COME BEFORE THE ANNUAL MEETING, INCLUDING ANYADJOURNMENT THEREOF. The Annual Meeting may be held as scheduled only if a majority of the shares outstanding are represented at the Annual Meeting by attendance or proxy. Accordingly, please complete this proxy, and return it promptly in the enclosed envelope. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE. DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY INTERNET OR BY TELEPHONE. CONTINUED AND TO BE SIGNED ON REVERSE SIDE C Non-Voting Items Change of Address — Please print new address below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. IF VOTING BY MAIL, YOU MUSTCOMPLETE SECTIONS A - C ON BOTH SIDES OF THIS CARD. +

.. IMPORTANT ANNUAL MEETING INFORMATION Electronic Voting Instructions Available 24 hours a day, 7 days a week! Instead of mailing your proxy, you may choose one of the voting methods outlined below to vote your proxy. VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR. Proxies submitted by the Internet or telephone must be received by 11:59 p.m., Eastern Time, on January 23, 2019. Vote by Internet • Go to www.envisionreports.com/JBL • Or scan the QR code with your smartphone • Follow the steps outlined on the secure website Vote by telephone • Call toll free 1-800-652-VOTE (8683) within the USA, US territories & Canada on a touch tone telephone • Follow the instructions provided by the recorded message Using a black inkpen, mark your votes with an Xas shown in this example. Please do not write outside the designated areas. X Annual Meeting Proxy Card • IF YOU HAVE NOT VOTED VIA THE INTERNET ORTELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.• A Proposals — The Board of Directors recommends a vote FORall the nominees listed and FORProposals 2 and 3. 1. Election of Directors: For Withhold For Withhold For Withhold + 01 - Anousheh Ansari 02 - Martha F. Brooks 03 - Christopher S. Holland 04 - Timothy L. Main 05 - Mark T. Mondello 06 - John C. Plant 07 - Steven A. Raymund 08 - Thomas A. Sansone 09 - David M. Stout For Against Abstain 2. To ratify the appointment of Ernst & Young LLP as Jabil’s independent registered public accounting firm for the fiscal year ending August 31, 2019. 3. To approve (on an advisory basis) Jabil’s executive compensation. 4. To transact such other business as may properly come before the Annual Meeting, including any adjournment thereof. B Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. 1UPX + 02Y2NC